UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of
The Securities Exchange Act of 1934 (Amendment No.        )

Filed by the Registrant   ☑
Filed by a Party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials

ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	Fee not required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

SEC 1913 (04-05)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503

Notice of Annual Meeting of Stockholders
to be Held June 11, 2010

     You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc., to be held at our corporate headquarters at 600 Telephone Avenue, 4th floor, Anchorage, Alaska 99503, on Friday, June 11, 2010 at 9:00 a.m. Alaska time, for the following purposes:
1.	To elect seven directors for one-year terms expiring at the 2011 Annual Meeting;

2.	To ratify the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2010; and

3.	To transact any other business that may properly come before the 2010 Annual Meeting or any adjournment thereof.
     These matters are described in more detail in the accompanying proxy statement. In addition, financial and other information about Alaska Communications Systems Group, Inc. is contained in the accompanying Annual Report on Form 10-K for the year ended December 31, 2009. We encourage you to read the proxy statement and the other information carefully.
     Only stockholders of record at the close of business on April 16, 2010 will be entitled to vote at the annual meeting including any adjournment or adjourned meeting held thereafter. During the ten days prior to the annual meeting, a list of such stockholders will be available for inspection at the executive offices at the address set forth above.
     Whether or not you plan to attend the meeting, please promptly complete and return the accompanying proxy (or follow the instructions set forth in the accompanying proxy to vote by telephone or the Internet). Returning your proxy as described above does not deprive you of your right to attend the meeting and to vote your shares in person. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
of Stockholders to be Held on June 11, 2010:
The 2009 Annual Report and Proxy Statement of Alaska Communications Systems Group, Inc.
are available at www.proxydocs.com/alsk or via our investor relations website at www.alsk.com.

By order of the Board of Directors,

Leonard Steinberg
Vice President, General Counsel and Corporate Secretary

Anchorage, Alaska
April 30, 2010
Please mark, sign and date the accompanying proxy and return it promptly.
The proxy is revocable at any time prior to its use.

PROXY STATEMENT
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503

Annual Meeting of Stockholders
to be Held June 11, 2010

Information about the Annual Meeting of Stockholders
Date, Time and Place of Meeting
     The annual meeting will be held on Friday, June 11, 2010 beginning at 9:00 a.m. local time in the 4th floor conference room of our executive offices located at 600 Telephone Avenue, Anchorage, Alaska 99503.
     Proposals to Be Considered
     At the annual meeting, you will be asked to vote on the following proposals:
1.	To elect seven directors for one-year terms expiring at the 2011 Annual Meeting;

2.	To ratify the appointment of KPMG LLP as the company’s independent auditors for the year ending December 31, 2010; and

3.	To transact any other business that may properly come before the 2010 Annual Meeting or any adjournment thereof.
     About this Proxy Statement
     Our Board of Directors has made this proxy statement available to you to solicit your vote at the annual meeting including any adjournment or adjourned meeting held thereafter. This proxy statement contains summarized information required to be provided to stockholders under rules promulgated by the Securities and Exchange Commission and is designed to assist stockholders in voting their shares. On or about April 30, 2010, we will begin mailing a notice of Internet availability of proxy materials, or the proxy materials, to all stockholders of record at the close of business on April 16, 2010 (the “Record Date”).
     Voting
     Only stockholders of record as of the close of business on the Record Date will be entitled to vote their shares at the annual meeting or any adjournment thereof. Each share is entitled to one vote at the meeting. At the close of business on the Record Date, there were 44,565,367 outstanding shares of our common stock, par value $0.01 per share.

     By proxy
     If you received a Notice of Internet Availability of Proxy Materials by mail, you may vote your shares by proxy at the Internet site address listed on your notice. You may also request a free paper copy of the proxy materials by visiting the Internet site address listed on your notice, by calling the listed telephone number, or by sending an e-mail to the e-mail address listed on your notice.
     If you received a paper copy of the proxy materials by mail, please sign, date, and return the enclosed proxy card in the envelope provided.
     The individuals named in the proxy materials are your proxies. They will vote your shares as indicated. If you submit your proxy without indicating how you wish to vote, all of your shares will be voted:
•	FOR all of the nominees for director;

•	FOR ratification of the appointment of KPMG as the company’s independent auditors for 2010; and

•	at the discretion of your proxies on any other matter that may be properly brought before the annual meeting.
     In person
     You may attend the annual meeting and vote in person. In order to vote in person, you must have been a stockholder of record as of the Record Date, or hold a valid “legal proxy” from your broker permitting you to vote at the meeting.
     Revocation of Proxy
     You may revoke your proxy before it is voted at the meeting by:
•	filing a written notice of revocation dated after the proxy date with Alaska Communications Systems Group, Inc.;

•	submitting to Alaska Communications Systems Group, Inc. a duly executed proxy for the same shares of common stock bearing a later date than the original proxy; or

•	attending the annual meeting and voting in person at the meeting.
     Attendance at the meeting will not, in and of itself, constitute revocation of a proxy. All written notices of revocation and other communications regarding the revocation of proxies should be addressed as follows: Alaska Communications Systems Group, Inc., Attention: Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, 600 Telephone Avenue MS65, Anchorage, Alaska 99503.
     Heidi L. Thomerson, an employee of the company designated by the Secretary, will act as Inspector of Elections, and Mediant Communications, LLC will act as tabulator of the votes for bank, broker and other stockholder of record proxies.
     Quorum
     Holders of a majority of the outstanding shares of capital stock entitled to vote generally in the election of directors must be present at the meeting, in person or by proxy, for a quorum to be present. If a quorum is not present, the Chair of the Board of Directors or a majority in interest of the stockholders present and entitled to vote may adjourn the annual meeting.
     Shares present either by proxy or in person that reflect abstentions or broker non-votes will be counted toward a quorum. Broker “non-votes” occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.

     Votes Necessary for Approval of Proposals

Proposal 1:	Election of Directors — Election of directors is decided by plurality vote; therefore, the seven persons nominated for director receiving the most votes will be elected. Broker non-votes and abstentions will not affect the election of directors except to the extent that failure to vote for a nominated individual results in another individual receiving a larger proportion of the total votes.

Proposal 2:	Ratification of Independent Auditors — The ratification of KPMG LLP as our independent auditors for the year ending December 31, 2010 must receive an affirmative vote from a majority of the shares of common stock that are present in person or by proxy and are voting on such proposal. Broker non-votes and abstentions will reduce the absolute number but not the percentage of the votes needed for approval. They will not be counted as votes for or against this proposal.
     Costs of Proxies
     In addition to mailing a Notice of Internet Availability of Proxy Materials or this proxy statement to you, we may also make additional solicitations by telephone, facsimile or other forms of communication. We will reimburse brokers, banks and other nominees who hold stock for other beneficial owners for their expenses related to forwarding these proxy materials to those beneficial owners. We will bear the entire cost of the solicitation.
Information You Should Rely Upon When Casting Your Vote
     You should rely only on the information contained in this proxy statement or incorporated by reference when voting on these matters. We have not authorized anyone to give any information or to make any representation in connection with this proxy solicitation other than the information and representations contained in or incorporated by reference in this proxy statement. You should not infer under any circumstances that because of the delivery of this proxy statement there has not been a change in the facts set forth in this proxy statement or in our affairs since the date of this proxy statement. This proxy statement does not constitute a solicitation by anyone in any jurisdiction in which the solicitation is not authorized or in which the person making the solicitation is not qualified to do so or to anyone to whom it is unlawful to make such a solicitation.

Security Ownership of Certain Beneficial Owners
     The following table provides information about beneficial owners of more than five percent (5%) of the company’s common stock outstanding as of April 1, 2010.

	Amount and nature of		Percent of
	beneficial ownership		class
Prudential Financial, Inc.	4,156,915	(1)	9.33%
751 Broad Street Newark, New Jersey 07102

Steinberg Asset Management, LLC	3,872,222	(2)	8.69%
12 East 49th Street, Suite 1202 New York, New York 10017

BlackRock, Inc.	3,477,068	(3)	7.80%
40 East 52nd Street New York, New York 10022

Tocqueville Asset Management, L.P.	2,389,350	(4)	5.36%
40 West 57th Street, 19th Floor New York, New York 10019

(1)	Based solely on a Schedule 13G/A filed with the SEC on February 03, 2010 by Prudential Financial, Inc. Prudential Financial, Inc. reported the combined holdings of the entities: Prudential Insurance Company of America, Prudential Investment Management, Inc., Jennison Associates LLC, Prudential Bache Asset Management, Inc., Prudential Investments LLC, Prudential Private Placement Investors, L.P., Pruco Securities, LLC, Prudential Investment Management Services LLC, AST Investment Services, Inc., Prudential Annuities Distributors, Inc., Quantitative Management Associates LLC, Prudential International Investment Advisers, LLC, Global Portfolio Strategies, Inc., Prudential Bache Securities, LLC, and Prudential Bache Commodities, LLC.

(2)	Based solely on a Schedule 13G/A filed with the SEC on February 16, 2010 by Steinberg Asset Management, LLC. The shares reported on Schedule 13G are beneficially owned by the following direct or indirect subsidiaries of Steinberg Asset Management, LLC: Michael A. Steinberg; and Michael A. Steinberg & Company, Inc.

(3)	Based solely on a Schedule 13G filed with the SEC on January 29, 2010 by BlackRock, Inc. The shares reported on Schedule 13G are beneficially owned by the following direct or indirect subsidiaries of BlackRock, Inc.: Barclays Global Investors, N.A., and certain of its affiliates with respect to subject class of securities of BlackRock, Inc., BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Australia Limited, BlackRock International Ltd., and BlackRock Investment Management, LLC.

(4)	Based solely on a Schedule 13G filed with the SEC on January 28, 2010 by Tocqueville Asset Management, L.P.
Security Ownership of Directors and Executive Officers
     The following table sets forth the number of shares of the company’s common stock beneficially owned as of April 1, 2010 by:
•	each current director;

•	each executive officer named in the Summary Compensation Table; and

•	all of the directors and executive officers as a group.

     Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Each person has sole voting and investment power with respect to the shares indicated except as otherwise stated in the footnotes to the table.

			Other	Acquirable
		Shares	beneficial	within 60			Percent of
	Name of beneficial owner	owned	ownership	days		Total	class
Directors:
	Liane J. Pelletier	524,058	—	200,000	(1)	724,058	1.62%
	Brian Rogers	11,988	—	37,346		49,334	*
	John M. Egan	58,360	—	10,764		69,124	*
	Gary R. Donahee	8,842	—	13,909		22,751	*
	Edward J. Hayes, Jr.	15,845	—	—		15,845	*
	Annette Jacobs	17,287	—	—		17,287	*
	David Southwell	7,002	—	—		7,002	*
	Peter D. Ley	29,090	—	—		29,090	*
Officers:
	David Wilson	142,051	—	100,000	(1)	242,051	*
	Anand Vadapalli	65,457	—	—	(1)	65,457	*
	Leonard Steinberg	98,122	—	—		98,122	*

	Total directors & executive officers as a group (11 persons)	978,102	—	362,019		1,340,121	3.01%

*	The percentage of shares beneficially owned does not exceed one percent(1%) of the class. Percentage of class is based on the number of shares outstanding as of April 1, 2010.

(1)	Amounts reported as acquirable within 60 days do not include 750,000 vested stock-settled stock appreciation rights (“SSARs”) held by Ms. Pelletier, 183,332 vested SSARs held by Mr. Wilson and 183,332 vested SSARs held by Mr. Vadapalli for which the fair market value of our common stock was less than the exercise price of the SSARs on April 1, 2010. Because the exercise price is above the current market value, exercise of the SSARs would not result in the acquisition of any shares of our stock by the executive officers.
Proposal 1: Election of Directors
     One of our incumbent directors one (Mr. Southwell) has decided not to stand for re-election in 2010. In accordance with our corporate by-laws, which authorize the board, from time to time, to increase or decrease the number of directors, the board has determined to resize the board of directors from eight directors to seven. Consequently, seven directors will be elected at the 2010 annual meeting to serve until the annual meeting of stockholders in 2011. The nominees for director are: Liane J. Pelletier, Brian Rogers, John M. Egan, Gary R. Donahee, Edward J. Hayes, Jr., Annette Jacobs, and Peter D. Ley. Each of the nominees is an incumbent director. The table below contains certain biographical information about each of the director nominees and the executive officers of the company. The nominated directors have consented to serve if elected, but should any nominee be unavailable to serve at the time of the annual meeting, each stockholder’s proxy will vote for the substitute nominee recommended by the Board of Directors.
     Vote Required. The seven persons nominated for director receiving the most votes will be elected.
     The Board of Directors recommends that you vote FOR each of the persons nominated for director in Proposal 1.

Nominees for Director
     The table below sets forth certain information as of April 1, 2010 about those persons who have been nominated to serve as directors until the annual meeting of stockholders in 2011.

			Director
Name	Age	Position	Since
Liane J. Pelletier	52	Chair, Chief Executive Officer and President	2003
Brian Rogers	59	Director	2001
John M. Egan	62	Director	2003
Gary R. Donahee	63	Director	2005
Edward J. Hayes, Jr.	54	Director	2006
Annette Jacobs	52	Lead Independent Director	2006
Peter Ley	50	Director	2008
     Directors and Business Experience of Directors
     Liane J. Pelletier, a director since October 2003 and board chair since January 2004, has served as our Chief Executive Officer (“CEO”) and President since October 2003. Since joining us she has rebuilt the executive lead team, reconstructed the Board of Directors, and implemented a new business strategy, operating model and an organization structure to reflect the Company’s strategy, as well as overhauled the Company’s image with investors, customers, employees and the community. Under her leadership, the company designed and constructed Alaska’s first statewide 3G CDMA wireless network, built a submarine fiber optic cable to the contiguous U.S. and purchased one of three existing cables so that ACS now owns and operates two submarine cables, one of two carriers in the state with this infrastructure. These submarine assets complement the Metro Ethernet, MPLS, data hosting and managed services capabilities — all positioning ACS as a leader in end-to-end data networking for Enterprise customers. Prior to ACS, Ms. Pelletier’s career included 17 years at Sprint. She currently serves as a Trustee on the Board of the Nature Conservancy and on the Board of Directors for Icicle Seafoods, Inc. Ms. Pelletier earned her M.S. in Management at the Sloan School of Business at the Massachusetts Institute of Technology and a B.A. in Economics, magna cum laude, from Wellesley College.
     Brian Rogers, a director since February 2001, is currently the Chancellor at the University of Alaska Fairbanks, where he has served since July 2008. He was previously Principal Consultant and Chief Financial Officer (“CFO”) for Information Insights, Inc., a management and public policy consulting firm. Mr. Rogers served as Vice President of Finance for the University of Alaska Statewide System from 1988 to 1995. Mr. Rogers is a former state legislator who served in the Alaska State House of Representatives from 1979 to 1982. He chaired the State of Alaska Long-Range Planning Commission during 1995 and 1996, and from 1999 through 2007, as a Regent of the University of Alaska; he served as the Board Chair and a member of all committees, including the University’s Finance and Audit Committee. He holds a Masters in Public Administration degree from the Kennedy School of Government, Harvard University, in Massachusetts.
     John M. Egan, a director since November 2003, is the retired founder and chairman and CEO of ARRIS Group (Nasdaq: ARRS). ARRIS is a global communications technology company specializing in the design and engineering of broadband local access networks and a leading developer and supplier of optical transmission, cable telephony and internet access for cable systems operators. Mr. Egan joined ARRIS in 1973 and was Chairman of its Board of Directors from 1997 to May 2002. Mr. Egan was President of ARRIS from 1980 to 1997 and CEO of ARRIS and its predecessors from 1980 through 1999. On January 1, 2000, Mr. Egan stepped down from his role as CEO of ARRIS. He remained a full-time employee until his retirement in May 2002. Mr. Egan has served on the Board of Directors of the National Cable Television Association, or NCTA, for 20 years, and has been actively involved in the Walter Kaitz Foundation, an association seeking to help the cable industry diversify its management workforce to include minorities, as well as the Society of Cable Television Engineers and Cable Labs, Inc. Mr. Egan currently serves on the advisory board of KB Partners, a Chicago-based venture capital firm and on several boards in the technology start-up sector. Mr. Egan holds a B.S. in Economics from Boston College, in Massachusetts.
     Gary R. Donahee, a director since February 2005, has over 30 years of telecommunications industry experience and spent 16 years, before retiring in 2003, in senior management positions around the world at Nortel Networks (NYSE: NT), most recently as Executive Vice President and President of the Americas from 1999 to 2003. He served as Senior Vice President and President, Carrier Networks for Nortel for Europe, the Middle East and Africa and in a similar capacity for the Caribbean and Latin America region. Mr. Donahee also served as Senior Vice President, Corporate Human Resources for Nortel from 1989 to 1993 and was responsible for 60,000 employees in 42 countries. In addition to Nortel Networks, he has held senior executive positions in human resources at Northern Telecom and Bell-Northern Research Corporation. He presently serves on the boards of Vantrix and Tech Radium. Mr. Donahee holds a Bachelor of Physical Education from the

University of New Brunswick where he recently served on the Board of Governors. In addition he has conducted graduate work at The University of Western Ontario and Stanford University in California.
     Edward (Ned) J. Hayes, Jr., a director since February 2006, is CFO of Pillar Data Systems. Pillar’s mission is to design and build the most cost-effective, highly available networked storage solutions in the market. Prior to joining Pillar, Mr. Hayes served as Executive Vice President and CFO of Quantum Corporation (NYSE: QTM), a global leader in data back-up, recovery and archive storage. He joined Quantum in July 2004, after serving as President and CEO of DirecTV Broadband, Inc. Prior to DirecTV Broadband, Mr. Hayes served as Executive Vice President and CFO at Telocity, Inc., and Financial Vice President and CFO in two of Lucent Technologies’ divisions, including the $20 billion Global Service Provider Business. He has also held senior financial management positions at other multinational companies such as Unisys Corporation (NYSE: UIS), Asea Brown Boveri (ABB), and Credit Suisse First Boston. He has previously served as an independent director and Chair of the Audit Committee of New Wave Research, Inc. and as an independent director of and Chair of the Audit Committee of NPTest, Inc. Mr. Hayes currently serves on the board of Super Micro Computer, Inc. (NASD: SMCI) as an independent director and Chair of the Audit Committee. Mr. Hayes conducted his graduate studies in Accounting and Finance at New York University’s Stern Graduate School of Business and received his undergraduate degree from Colgate University in New York.
     Annette Jacobs, a director since July 2006 and Lead Independent Director since March 2007, is the President and CEO of Door to Door Storage Inc. Previously, she served as the Chair and CEO of SafeHarbor Technology Corporation. In addition, Ms. Jacobs has 25 years experience in the telecommunications and wireless industries, in which she held executive leadership positions at Qwest Communications, Inc. (NYSE: Q) including Executive Vice President — President, Consumer Markets and Executive Vice President — President, Wireless Markets. Ms. Jacobs has also served as Verizon Wireless (NYSE: VZ) President, Great Lakes Area and has held executive leadership positions, across the U.S., with GTE Wireless and Contel Cellular. Ms. Jacobs currently is the chapter president for the National Association of Corporate Directors-Northwest (NACD) and the co-chair for the Seattle chapter of Women Corporate Directors (WCD). She is a member of the Dean’s Executive Advisory Board for the Albers School of Business and Economics at Seattle University and a former adjunct professor. Ms. Jacobs holds a B.A. in Business Management, cum laude, from Jacksonville University in Jacksonville, Florida.
     Peter D. Ley, a Director since August 2008, is the CFO of Connexion Technologies. Connexion is a leading builder and operator of residential fiber-optic video, voice, and data networks for gated communities and high-rise towers. Connexion is headquartered in Cary, North Carolina and has operations across the United States. Mr. Ley has many years of finance and communications experience. Prior to joining Connexion in November 2007, Mr. Ley served for seven years as a managing director at Bank of America Securities, responsible for managing client relationships with the U.S. telecommunications industry. Prior to joining Bank of America, he served as CFO of Pennsylvania-based Commonwealth Telephone Enterprises Inc. Mr. Ley has also served as an investment banker at Dominick & Dominick, Furman Selz, Robert Fleming, Morgan Grenfell and Salomon Brothers. Mr. Ley holds an M.B.A. from Harvard University, Massachusetts and a B.A. from Dartmouth College, New Hampshire.
     Executive Officers
     The table below sets forth certain information as of April 1, 2010 about those persons currently serving as our executive officers. Biographical information on Liane Pelletier, our Chair, CEO and President, is included above in the section “Nominees for Directors.”

Name	Age	Title
David Wilson	42	Executive Vice President and Chief Financial Officer
Anand Vadapalli	44	Executive Vice President and Chief Operations Officer
Leonard Steinberg	56	Vice President, General Counsel and Corporate Secretary
     David Wilson has served as our Executive Vice President and CFO since January 2009, and previously was our Senior Vice President and CFO since March 1, 2004. Prior to joining us, Mr. Wilson was CFO of Triumph Communications, a subsidiary of Hughes Electronics from May 2003 through November 2003. Prior to this, Mr. Wilson was at DirecTV Broadband (formerly Telocity Inc.) where he was appointed CFO in April 2001, after serving as Vice President of Finance and Chief Accounting Officer from February 2000. At Telocity, he helped lead the Company through its initial public offering and its eventual sale to Hughes Electronics. Mr. Wilson previously worked in public accounting at PricewaterhouseCoopers in both international and domestic offices from 1990 to 2000 where he most recently managed a portfolio of high profile publicly traded network and communications audit clients in San Jose, California. Mr. Wilson is a Chartered Accountant, and holds a Bachelor of Commerce from the University of Birmingham, U.K.

     Anand Vadapalli was elevated to Executive Vice President and Chief Operating Officer (“COO”) of our company on October 26, 2009, with expanded operational responsibility for all facets of our business, including network operations, technology, sales and service. Mr. Vadapalli served as our Executive Vice President, Operations and Technology, from December 2008 until October 2009 and previously was our Senior Vice President, Network & Information Technology beginning in August 2006, when he joined the company. Prior to joining us, Mr. Vadapalli had most recently served as Vice President of Information Technology at Valor Telecom since February 2004. Prior to Valor, from January 2003 to February 2004, he served as Executive Vice President and CIO at Network Telephone Corporation, and from January 1996 through January 2003 at various positions at Broadwing / Cincinnati Bell, most recently as Vice President, Information Technology. Mr. Vadapalli holds a B.E. in Mechanical Engineering from Osmania University in Hyderabad, India as well as a P.G.D.M. from the Indian Institute of Management in Calcutta, India. He currently serves as a member of the Board of the Anchorage Economic Development Corporation.
     Leonard Steinberg has served as our Vice President, General Counsel and Corporate Secretary since January 2001 after joining us as a senior attorney in June 2000. From 1998 to 2000, Mr. Steinberg used his expertise in regulatory and administrative law to represent telecommunications and energy clients of Brena, Bell & Clarkson, P.C., an Anchorage, Alaska law firm. Prior to that, Mr. Steinberg was a partner in the firm of Hosie, Wes, Sacks & Brelsford with offices in Anchorage, Alaska and San Francisco, California. Mr. Steinberg practiced in the firm’s Anchorage office from 1996 to 1998 and in the firm’s San Francisco office from 1988 to 1996 where he primarily represented large clients in oil and gas royalty and tax disputes. Mr. Steinberg holds a J.D. degree from the University of California’s Hastings College of Law, a Masters in Public Administration degree from Harvard University’s Kennedy School of Government, an M.B.A. from University of California Berkeley’s Haas School of Business, and a B.A. from the University of California at Santa Cruz.
     Certain Relationships and Related Transactions
     Through our Audit Committee, we require review, approval or ratification of related party transactions. We may enter into a related party transaction only if the Audit Committee approves or ratifies such transaction and if the transaction is on terms and conditions that are reasonable under the circumstances and in the best interests of the stockholders. Our Audit Committee and our Nominating and Corporate Governance Committee each have procedures in place to ensure regular reporting regarding any related party transactions known to management — such transactions are a standard agenda item for each of these committees when they meet, and management reports any related party transactions which have occurred or are proposed.
     We define a “related party transaction” as one in which we participate and that, individually or taken together with related transactions, exceeds, or is reasonably likely to exceed, $100,000 in amount in any year and in which any of the following individuals (a “covered person”) has a direct or indirect material interest:
•	any director or executive officer;

•	any nominee for election as a director;

•	any security holder who is known by us to own of record or beneficially more than five percent (5%) of any class of our securities; or

•	any immediate family member of any of the foregoing persons, including any child; stepchild; parent; stepparent; spouse; sibling; mother, father-, son-, daughter-, brother-, or sister-in-law; and any person (other than a tenant or employee) sharing the same household.
     We do not deem a material interest to exist when a covered person’s interest in the transaction results from (a) the covered person’s (together with his immediate family’s) direct or indirect ownership of less than a ten percent (10%) economic interest in the other party to the transaction, and/or the covered person’s service as a director of the other party to the transaction, or (b) the covered person’s pro rata participation in a benefit received by him solely as a security holder.
     A transaction is deemed to involve us if it involves one of our vendors or partners or any of our subsidiaries and relates to the business relationship between us and that vendor or partner.
     There have been no related party transactions since the beginning of the 2009 fiscal year nor are there any such transactions proposed.

     Section 16(a) Beneficial Ownership Reporting Compliance
     Federal securities laws require executive officers, directors, and owners of more than ten percent (10%) of our common stock to file reports (Forms 3, 4 and 5) with the SEC and any stock exchange or trading system on which our securities are listed. These reports relate to the number of shares of our common stock that each such person owns, and any change in their ownership. Based solely on our review of Forms 3, 4 and 5 filed with the SEC, we believe that all persons required to file such forms have done so in a timely manner during 2009 other than the following:
     Mr. Egan filed one late Form 4 related to a purchase of our common stock on March 11, 2009. The Form 4 was filed one day late on March 16, 2009.
     Corporate Governance
     We maintain corporate governance policies and practices that reflect what the Board of Directors believes are “best practices,” as well as those with which we are required to comply under the Sarbanes-Oxley Act of 2002 and the rules of the SEC and Nasdaq. Our Corporate Governance Principles and Guidelines may be viewed or downloaded from our investor relations website at www.alsk.com.
     Board of Directors
     The Board of Directors oversees direction of the Company for the long-term benefit of the shareholders. Currently, there are eight members on the Board of Directors, seven of whom (or 87.5% of the directors) are neither our officers nor our employees. The board may, at its discretion and within the bounds of the corporate by-laws, periodically increase or decrease the number of directors serving. Of the eight members on the Board of Directors, one (Mr. Southwell) has decided not to stand for re-election in 2010, and the other seven members are nominees for director to be voted on at the 2010 annual meeting. The board has determined that all current directors are independent, with the exception of Ms. Pelletier. The directors are elected to serve one-year terms expiring at the next annual meeting. No directors received withhold/against votes of fifty percent (50%) or greater at the most recent annual meeting. The Board of Directors met seven times and the independent directors also met separately in executive session seven times in 2009. All directors are expected to attend each meeting of the board and the committees on which he or she serves.
     Directors are encouraged to attend our Annual Meetings of Stockholders. All of the seven incumbent directors standing for re-election attended the 2009 Annual Meeting of Stockholders. Each director also attended at least seventy-five percent (75%) of the meetings of the board that were held in 2009 while he or she was serving as director. As described below under the heading “Director Stock Ownership Guidelines,” our directors are required to hold specified minimum amounts of our stock, and all of our directors are in compliance with this requirement.
     Board Leadership Structure — Board Chair and Lead Independent Director
     Our CEO, Ms. Pelletier, has served as chair of our board since January 2004. Since 2007, the board also has had a designated Lead Independent Director, whose role and duties are discussed in more detail below. Our CEO is the only member of the board who has any material relationship to the company. All of our other current directors have been determined to be independent in accordance with SEC and Nasdaq definitions and the standards in our Corporate Governance Principles and Guidelines. Given these particular characteristics and circumstances of our company, and the board’s experience with this leadership model over the past several years, our board has found that its leadership structure is sound and enables it to fulfill its responsibilities effectively and efficiently, without compromising its independent oversight of management’s decisions and performance. The board further believes that our company and its stockholders are best served by having a board chair who has wide-ranging, in-depth knowledge of our business operations and the competitive landscape in which our company operates, and who can best identify emerging and strategic issues to be considered by the board. Based on her extensive experience in the industry and comprehensive knowledge of our company’s many competitive challenges and opportunities, the board has concluded that our CEO is the director best qualified to continue serving in the role of board chair at this time. At the same time, in order to maintain an appropriate level of independent checks and balances in our corporate governance, the board has selected a Lead Independent Director from among the independent directors who has the authority to provide strong independent leadership, as described further below.
     The board has adopted a Charter of the Lead Independent Director and, since March 2007, Ms. Jacobs has served as our Lead Independent Director. As noted above, the independent directors meet in executive sessions without our board chair regularly and held seven executive sessions in 2009. The Lead Independent Director has clearly delineated authority and responsibilities, including all of the following:
•	calls meetings of the independent directors and establishes the agendas for and presides at executive sessions of the independent directors, including reviewing CEO succession, performance and compensation;

•	chairs any meeting of the board where the chair is not present;

•	approves the agenda for board meetings and advises on the schedule for board meetings and the quality, quantity, timeliness and flow of information provided for board meetings, in consultation with the board chair;

•	serves as the principal liaison between the board chair and the independent directors (although all independent directors are encouraged to freely communicate with the board chair at anytime they deem necessary or appropriate); and

•	being available, as appropriate, for consultation and communication with the company’s stockholders.
     In addition, the Lead Independent Director’s responsibilities include recommending membership and chairs of various board committees, assisting the board chair in the recruitment and orientation of new directors, recommending to the chair the retention of advisors and consultants who may report directly to the board; and any additional duties as determined by the board.
     The board believes that our stockholders are best served by our board’s current leadership structure, because our Corporate Governance Principles and Guidelines and Charter of the Lead Independent Director provide for a clearly empowered, fully independent Lead Independent Director and the full involvement of the other independent members of the board in the board’s consideration of all matters coming before it and its decision making.
     Committees of the Board
     The board has established four standing committees: the Audit Committee, the Compensation and Personnel Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The principal functions of each committee are briefly described below.
          Audit Committee
     The purpose of the Audit Committee is to provide assistance to the Board of Directors in fulfilling the board’s oversight of the company’s accounting and system of internal controls, the quality and integrity of the company’s financial reports, the assessment of major risks facing the company and review of options to mitigate such risks, and the independence and performance of the company’s registered independent public accounting firm. The committee also monitors and evaluates the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the risk management procedures required thereby. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.
     The Audit Committee currently consists of three directors, none of whom are employees of the company. The directors serving as committee members are Messrs. Hayes (Chair), Rogers, and Ley. The Audit Committee met five times during 2009 and all of the members then serving attended at least seventy-five percent (75%) of the meetings. The Board of Directors has determined that all of the members of the committee are “independent” within the meaning of applicable Nasdaq Marketplace Rules. Our board has also determined that Messrs. Hayes and Ley are “audit committee financial experts” as that term is defined under the Securities Exchange Act of 1934.
     The current charter of the Audit Committee is available on our investor website at www.alsk.com. The Report of the Audit Committee is also included in this proxy statement on page 36.
          Compensation and Personnel Committee
     The purpose of the Compensation and Personnel Committee is to discharge the board’s responsibilities relating to company compensation plans, policies and procedures including: (i) evaluation of director and executive officer compensation and performance; (ii) approval of equity and cash incentive programs for all employees of the company;

(iii) oversight of succession planning for directors, executive officers and other management, as appropriate and (iv) production of an annual executive compensation report to be included in the company’s proxy statement.
     The members of the Compensation and Personnel Committee currently are Messrs. Donahee (Chair), Rogers, and Egan. During 2009, the Compensation and Personnel Committee of the Board of Directors held five meetings and all members attended at least seventy-five percent (75%) of the meetings. The board has determined that the members of the committee are all “independent” within the meaning of the applicable Nasdaq Marketplace Rules. The Compensation and Personnel Committee operates under a charter which has been approved by the Board of Directors.
     The current charter of the Compensation and Personnel Committee is available on our investor website at www.alsk.com. The report of the Compensation and Personnel Committee is included in this proxy statement.
          Nominating and Corporate Governance Committee
     The Nominating and Corporate Governance Committee assists the board in discharging its duties for screening and proposing candidates to serve on the board and all matters of corporate governance. The committee is comprised of Ms. Jacobs (Chair) and Messrs. Egan and Southwell. The board has determined that each current member of the committee is “independent” within the meaning of the applicable Nasdaq Marketplace Rules, and the nominations of directors are in full compliance with those rules. The committee held four meetings during 2009, and all of the members attended at least seventy-five percent (75%) of the meetings. The charter of the Nominating and Corporate Governance Committee as approved by the Board of Directors is available on our investor website at www.alsk.com.
     For director nominations, the committee does not require director candidates to meet any particular set of minimum qualifications. In assessing potential new directors, the committee considers individuals from various disciplines and diverse backgrounds. The committee reviews the suitability of each candidate in light of the company’s needs for independence, expertise, experience, commitment, community ties, and other appropriate attributes. Some of the factors used in evaluating candidates include:
•	ethical character and integrity;

•	proven business judgment and competence;

•	professional skills or management experience in dealing with a large, complex organization or complex problems similar or complementary to those encountered by our company;

•	knowledge of the company’s various constituencies such as employees, customers and vendors;

•	expertise in particular areas such as technology, finance, or marketing;

•	strategic vision;

•	diversity of professional experience and viewpoints;

•	demonstrated ability to act independently and to represent the interests of all stockholders;

•	willingness and ability to devote the necessary time to fulfill a director’s responsibilities to the company and our stockholders.
     Our stockholders may nominate candidates for director positions by submitting the candidate’s name and qualifications to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Alaska Communications Systems, 600 Telephone Avenue, Anchorage, Alaska 99503. The committee applies the same criteria to its evaluation of stockholder-recommended candidates as it applies to other candidates. The committee has no obligation to actually nominate stockholder-recommended candidates for election as a director.
     As referenced in our corporate governance principles and guidelines available on our investor website at www.alsk.com, the committee considers a wide variety of qualifications, attributes and other factors in evaluating director candidates. Although the committee does not have a specific diversity policy, it recognizes that a diversity of viewpoints and practical experiences can enhance the effectiveness of the board as a whole. Accordingly, as part of its evaluation of each candidate, the committee takes into account how that candidate’s background, experience, qualifications, and skills may complement, supplement or duplicate those of other prospective candidates. We believe a diverse group can best perpetuate the success of our business and represent shareholder interests through the exercise of sound judgment.

     The committee specifically reviews the qualifications of each candidate for the board, whether an incumbent or not, for his or her understanding of our business and the competitive environment in which we operate. Factors evaluated for incumbent nominees include: attendance and participation at meetings of the board and relevant board committees, and independence, or any ties to our company. Prior to nomination, each candidate for election or re-election must consent to stand for election to the board.
          Executive Committee
     The Executive Committee has been delegated the authority by the Board of Directors to exercise the powers of the Board of Directors, between meetings of the full Board of Directors. The Executive Committee currently consists of four directors: Liane J. Pelletier (Chair), Annette Jacobs, Edward (Ned) J. Hayes, Jr., and Gary R. Donahee. The Executive Committee did not hold any meetings in 2009.
     Director Nomination Process
     The Nominating and Corporate Governance Committee assesses all director candidates, whether submitted by management or a stockholder, and recommends nominees for election to the board. Recommendations for election are based upon the factors described above under the heading: “Committees of the Board — Nominating and Corporate Governance Committee.”
     Each year, the Nominating and Corporate Governance Committee reviews all eligible director candidates, including incumbents, for the appropriate skills and characteristics required of board members in the context of the current make-up of the board. The committee then decides, based upon the pool of eligible candidates, the number of vacancies to be filled and the qualifications of individual candidates proposed, whom to recommend to the board to be nominated for election that year. The full board reviews the committee’s recommendations and approves the individuals to stand for election by the stockholders. This is the process that was used to identify and evaluate the current nominees standing for election that appear in this proxy statement.
     The Nominating and Corporate Governance Committee welcomes stockholder recommendations of director candidates. Stockholders may suggest candidates for consideration by the committee by submitting their suggestions in writing to the company’s Secretary, including the agreement of the nominee to serve as a director. In addition, the company’s By-Laws contain a procedure for the direct nomination of director candidates by stockholders, and any such nomination will also be automatically submitted to the Nominating and Corporate Governance Committee for consideration.
     Based on the process described above, the committee recommended and the board determined to nominate each of the incumbent directors who has consented to stand for election for re-election at the 2010 annual meeting of shareholders. The committee and the board concluded that each of these seven incumbent directors should be nominated for re-election based on the diversity and extent of their experience, qualifications, attributes and skills, as identified in the biographical information contained under the heading: “Proposal 1: Election of Directors,” above, and as further discussed for each nominee below. The individual nominees’ experience relates to and derives from a broad range of occupations and industries, which provides both differing viewpoints among the nominees and familiarity with markets and businesses targeted by our company for execution of its business plans. Individual nominees also have significant substantive expertise in several areas applicable to their service on the board, including strategic planning, corporate governance, finance and audit, operations management and telecommunications technology.
     Particular factors considered by the committee for each nominee for election to the board in 2010 are:
     Liane J. Pelletier: Ms. Pelletier’s factors include her strategic vision, her extensive work experience in executive leadership positions at publicly traded companies in the telecommunications industry, including as CEO and President of our company for the past six and one-half years, her operations management and analytical skills, her knowledge of our company’s business, markets and various constituencies both within and without Alaska and her prior experience serving on boards of directors.
     Brian Rogers: Mr. Rogers’ factors include his executive experience as the head of a large, complex organization, his extensive experience and expertise in the areas of finance and financial management, his knowledge of and ties to the Alaska community, and his prior experience on the University of Alaska Board of Regents, including serving as chair.

     John M. Egan: Mr. Egan’s factors include his many years of business leadership experience as President and CEO at a large, publicly traded, global broadband communications technology company, his extensive experience on boards of directors in various sectors of the communications industry, and his in-depth knowledge of markets, operations management, and technology.
     Gary R. Donahee: Mr. Donahee’s factors include his worldwide executive leadership experience in the telecommunications industry, his operations management experience, his strategic business knowledge and his expertise in corporate human resources management.
     Edward (Ned) J. Hayes, Jr.: Mr. Hayes’ factors include his extensive executive and financial management expertise, including as CFO and in other senior financial management positions at large, publicly traded companies in the computer, broadband, communications and data storage industries, and his prior board experience as chair of audit committees. Mr. Hayes also has been determined to be an audit committee financial expert as that term is defined by Nasdaq and securities law.
     Annette Jacobs: Ms. Jacobs’ factors include her senior executive leadership experience at both publicly traded and privately held companies, her knowledge of and experience with the telecommunications business, her experience with retail markets and in leading associations of board directors. Ms. Jacobs has also completed forty (40) credit hours of qualified Institutional Shareholder Services, Inc. director education in the past two (2) years.
     Peter D. Ley: Mr. Ley’s factors include his extensive executive, finance and communications industry experience, including his work as a CFO of technology and telecommunications companies and as an investment banker. Mr. Ley has also been determined to be an audit committee financial expert as that term is defined by Nasdaq and securities.
     The committee and board assessed these factors for each nominee in light of our company’s main business lines and offerings, its customers and the needs of the company.
     Board Self-Evaluation
     The Board of Directors conducts a self-evaluation of its performance annually, which includes a review of the board’s composition, responsibilities, leadership and committee structure, processes and effectiveness. Each committee of the board, other than the Executive Committee, conducts a similar self-evaluation with respect to such committee.
     Code of Ethics
     In order to help assure we practice the highest levels of business ethics, we have adopted a Code of Ethics, which is posted on our investor website at www.alsk.com. We post amendments to or waivers from the provisions applicable to senior executives on our website. A copy of our Code of Ethics is also available upon request to our Secretary.
     Risk Oversight
     Role of Board and Committees
     The board, with the primary assistance of the Audit Committee, oversees management of the risks inherent in the operation of our company’s lines of business and implementation of its business plans. The board performs this oversight role through several different levels of review. In connection with its reviews of the operation of the lines of business and corporate functions, the board addresses the primary risks associated with each unit of business and function. In addition, the board reviews the risks associated with the company’s strategic plans at its annual strategic planning session and periodically throughout the year as part of its continuing consideration of the strategic direction of the company.
     The board relies primarily on the Audit Committee to provide continuing oversight of the company’s management of enterprise risk, including the identification of the primary risks to the company’s business and interim updates of those risks, and periodic monitoring and evaluation of the primary risks associated with particular lines of business and functions. The company’s Vice President, General Counsel and Corporate Secretary, for example, reports to the Audit Committee on the company’s legal and regulatory risks, emergency management plans, environmental, health and safety compliance, insurance coverage, and ethics issues. Similarly, the company’s Executive Vice President and CFO reports to the Audit Committee on the company’s business and financial risk The Audit Committee assists management in identifying and evaluating risk management controls and methodologies to address identified risks.
     Other board committees also oversee the management of company risks that fall within the committee’s areas of responsibility. In performing these functions, each committee has full access to management, as well as the ability to engage its own independent advisors. For example, the Nominating and Corporate Governance Committee addresses risk by adopting appropriate rules for corporate governance and monitoring the company’s compliance with our corporate governance guidelines. As described in more detail below under the heading “Analysis of Risk in Compensation Practices,” the Compensation and Personnel Committee considers the impact of the company’s executive compensation program and the incentives created by the compensation awards that it administers, on the company’s risk profile. In addition, the company regularly evaluates its compensation policies and procedures to determine whether they present a significant risk to the company.
     We believe the current leadership structure of the board supports the risk oversight functions described above by providing independent leadership at the committee level, with ultimate oversight by the full board.
     Analysis of Risk in Compensation Practices
     Consistent with the SEC’s disclosure requirements, we have assessed our company’s compensation programs and have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. Company management has assessed the company’s executive and employee compensation and benefits programs to determine if these programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of program policies and practices; analysis to identify risks and risk controls related to our compensation programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk controls and the support of the programs and their risks to company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout.
     Our compensation programs include the elements of base salary, performance-based cash incentive compensation, equity awards, and other standard employee benefits, which are generally uniform in design and operation throughout the company and with all levels of employees. Sales personnel are paid primarily on a sales commission basis. Certain internal groups have different or supplemental compensation programs tailored to their specific roles in the company, or due to the requirements of our collective bargaining agreement with our unionized workforce.
     In structuring our variable pay programs and related performance metrics, the Compensation and Personnel Committee carefully considers the impact of our pay practices on the company’s risk profile. Our compensation program is intended to robustly promote a performance-based culture so as to effectively drive business and financial results. Accordingly, the Committee has created a balance of short-term and long-term financial rewards for our executive team, with both cash and equity components, providing strong incentives for our executives to judiciously balance risks and rewards consistent with the long term interests of our stockholders.
     Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended material risk to the company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our company’s ability to effectively identify and manage significant risks and are compatible with effective internal controls and the risk management practices of the company.

Director Compensation
     The following table sets forth for each of our directors, unless such director is also a named executive officer (“NEO”), the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees, and for awards of stock, the aggregate grant date fair value computed in accordance with ASC 718, in each case for the year ended December 31, 2009.

		Fees Earned or	Stock	All Other
		Paid in Cash(1)	Awards(2)	Compensation	Total
Name	Year	($)	($)	($)	($)
Brian D. Rogers	2009	—	52,375	—	52,375
John M. Eagan	2009	—	47,625	—	47,625
Gary R. Donahee	2009	—	46,125	—	46,125
Edward J. Hayes, Jr.	2009	15	54,610	—	54,625
Annette M. Jacobs	2009	11	57,614	—	57,625
David A. Southwell	2009	16	46,109	—	46,125
Peter D. Ley	2009	15	49,610	—	49,625

(1)	The small dollar amounts represent fractional shares of stock paid in cash.

(2)	This column reflects the grant date fair value of each director’s 2009 stock awards. All awards are vested upon grant and there are no outstanding unvested stock awards. The amounts in this column reflect the grant date fair value of the stock awards, computed in accordance with FASB ASC Topic 718, based upon our stock price on the grant date.
     Under our independent director compensation plan, independent directors may elect to receive all or a portion of their cash retainer and meetings fees in common stock or equivalents. In 2009, all non-employee directors elected to receive 100% of their compensation in common stock of the Company. In 2009, our independent director compensation plan provided a $20,000 annual retainer payable in quarterly installments, plus additional annual retainers of $5,000 to the chair of the Audit Committee and $10,000 to the Lead Director. The independent directors also received quarterly grants of 500 shares of our common stock or equivalents granted on the last trading day of each quarter, which vested immediately.
     In addition, our directors were paid $1,500 (or $750 for telephonic attendance) for each Board of Directors and/or committee meeting attended in person, except for audit committee meetings. The audit committee members were paid $2,500 for each audit committee (or $1,250 for telephonic attendance).
     Effective on January 1, 2010, our Board of Directors approved an amended compensation plan for independent directors. Under the amended compensation plan, we will provide compensation to the independent directors consisting of a $20,000 annual retainer payable in quarterly installments, plus additional annual retainers of $5,000 to the chair of the Audit Committee and the chair of the Compensation Committee. The Lead Director will continue to receive an additional annual retainer of $10,000. The independent directors also receive quarterly grants of 750 shares of our common stock or equivalents granted on the last trading day of each quarter, which vest immediately.
     In addition, our directors will continue to be paid $1,500 (or $750 for telephonic attendance) for each Board of Directors and/or committee meeting attended in person, except for audit committee meetings. The audit committee members will continue to be paid $2,500 for each audit committee (or $1,250 for telephonic attendance).
     Independent directors may elect to receive all or a portion of their cash retainer and meetings fees in common stock or equivalents. The stock based compensation component of directors’ compensation is provided under the Alaska Communications Systems Group, Inc. 1999 Non-Employee Director Stock Compensation Plan.

     Director Stock Ownership Guidelines
     Our Board of Directors has adopted minimum share ownership requirements for board members because we believe the board will more effectively pursue the long-term interests of stockholders if the members are stockholders themselves. Our policy requires each non-employee director to accumulate and hold at least five thousand (5,000) shares of our common stock or stock equivalents by March 2010 or the fifth (5th) anniversary of the director’s continuous service to our board, whichever is later. All of our directors are in compliance with this requirement.
Compensation Discussion and Analysis
Overview
     The compensation discussion and analysis (“CD&A”) in this section provides information regarding the 2009 compensation programs for the executive officers named in the “Summary Compensation Table” presented below. We refer to these officers as our NEOs.
     In this CD&A, we have included certain information that is “forward-looking” and does not reflect past results or historical facts. This information is based on our current knowledge and assumptions. Please be aware that actual results, including compensation plans and arrangements that may be used in the future, may vary from those we currently use or expect to use in the future.
     We believe that our long-term success depends in a large measure on the talents of our executive management team and our employees. The discussion and analysis that follows sets forth the Committee’s methodology through which it makes executive compensation determinations. The Committee seeks to confer value on our executives through carefully crafted compensation programs designed both to align executive focus with that of our stockholders and to reward executives that successfully further our corporate strategy.
     When reviewing the compensation program and the performance metrics, the Committee considers how our compensation program supports the company’s business objectives, strategy, performance, and risk profile. The Committee seeks to structure the compensation program to provide incentives for executives to appropriately balance risk and reward consistent with the company’s long-term business and risk management objectives.
Our Compensation Philosophies and Goals
     The qualities, abilities and commitments of our NEOs are considered significant contributing factors to the proper leadership of our company and the driving force for delivering stockholder value. Our compensation policies are designed to:
•	Align executives’ compensation with Stockholder interests. Our compensation practices are designed to align our executive interests with those of our stockholders through a mix of cash and equity compensation. Equity awards and significant equity holding requirements, in particular, are intended to ensure that our executives’ interests are aligned with those of our stockholders.

•	Provide pay for performance. Fifty percent (50%) of the total target cash compensation of our NEOs is “at-risk.” In addition, equity awards vest on an accelerated basis only if performance targets are achieved. Consequently, a significant portion of executive compensation is based upon individual and company performance results, providing substantial incentives to deliver stockholder value.

•	Motivate executives to pursue growth of cash generated by our business operations. At-risk compensation has generally been determined based on sustained growth of cash by our operations that can be attributed directly to management efforts. We believe this approach to compensation directs executives toward achieving long-term profitable growth, disciplined capital allocation, and value delivery to our stockholders.

•	Assure all opportunities for long-term growth are pursued. While our performance targets have, since 2005, been based principally on growth of cash provided by our business operations, heavy investment directed at long-term growth may, in some cases, affect short-term results. We have implemented long-term restricted equity grants to our NEOs in order to further align them with long-term growth in stockholder value and provide compensation incentives requisite to motivate such achievement.

•	Compete for, and retain, top talent. Our objective is to provide compensation and benefits that are in alignment with the market for the talent we seek. Our total cash compensation is competitive with the market and our restricted stock awards vest either on an accelerated basis if certain company goals are met or after five years of continuous employment. We believe this approach attracts and promotes retention of key talent.

•	Achieve long-term success through appropriate employment arrangements. We have entered into employment agreements with each of our NEOs. In addition, we provide severance benefits for our NEOs upon termination of their employment in certain specified circumstances. We offer severance benefits to aid in retention of these key executives and to avoid the distraction of management that may otherwise result from their “at will” employment relationship with us. In the future the Committee may elect to attract and retain executives without formal employment agreements.
Our Executive Compensation Practices
     Our executive compensation practices have continually evolved, reflecting our rapidly changing business circumstances. As noted above, a significant portion of the cash compensation received by our executives is performance-based. Our restricted stock program, which was developed in 2004 and deployed in 2005, with grants made annually thereafter, also has a performance component, which is designed to align the interests of our executives with our stockholders. While stock options were granted prior to 2005, nearly all have vested or have been forfeited.
     We allocate a substantial portion of our NEOs’ total direct compensation to at-risk variable compensation. The proportion of an executive’s direct compensation that is at-risk is generally similar across all NEOs. In 2008 and 2009, the Committee awarded SSARs to our CEO, CFO and COO as an incentive for our executives to enter into amended and restated employment contracts with our company. The Committee determined that these awards closely align the interests of these individuals with our total stockholder return (“TSR”), and, thus, the interests of our stockholders. We feel that SSARs give our CEO and executive vice presidents a strong incentive to deliver growth and remain with us.
     Severance benefits are also provided for each of our NEOs, in the event of termination without cause, resignation for good reason and in the event of change in control. The severance benefits available to each of our current NEOs are discussed below under the heading “Employment Arrangements, Potential Payments upon Termination or Change in Control.” Our NEOs also receive standard health and retirement benefits which are available to all employees of the company.
     Tax gross-ups were provided to our CEO as part of her 2008 employment agreement. We do not plan to include tax-gross up provisions in any future employment arrangements.
     Role of Compensation Consultants and Survey Data
     Every two years the Committee works with an independent compensation consultant to conduct an executive compensation study. The last such study was completed in 2008. The Committee did not make use of any independent compensation consultants in 2009.
     Between study periods, any executive compensation changes which may be necessary are considered based on the Committee’s review of market median data extracted from peer proxy statements and the Economic Research Institute, Inc.’s database. This was the process used by the Committee for those executive compensation arrangements which were entered into in 2009.
     When analyzing the peer group data used for reviewing the compensation of executives, the Committee compared, among other metrics, type of operations, market overlap, market capitalization, revenues, EBITDA, and number of employees at each peer company relative to our comparable metrics. The Committee relied on the following companies to comprise a peer group to which it compared our compensation practices. These peer group companies are:
•	Cincinnati Bell

•	Consolidated Communications Holdings

•	General Communication, Inc.

•	Iowa Telecom Services, Inc.

•	Ntelos Holding Corporation

•	Surewest Communications

     For any executive compensation decision that needed to be made in 2009, the Committee also reviewed the total compensation, as well as the amount and type of each element of such compensation, of the executive officers of the peer group and compared it with the compensation of our NEOs with comparable duties and responsibilities. The purpose of reviewing such data regarding the peer group was for the Committee to determine whether the compensation paid to our NEOs was generally competitive with that paid by peer group companies to their NEOs. Further, our compensation practices reflect that our NEOs operate in a more geographically remote market, manage a more diverse telecommunications services portfolio than do the executives of many of our peer companies, and have had to manage a turn-around in company performance. As a result, we offer the compensation we believe is appropriate to attract, retain and incent our key employees in this highly competitive industry.
     Although the Committee believes that it is important periodically to review the compensation policies of our peer group, the Committee also believes that we must adopt a compensation policy that incorporates our own business objectives, conditions, and culture. Therefore, while the Committee reviews peer data, the Committee does not annually adjust the compensation paid to our NEOs based on the compensation policies of peer group companies and does not index the total compensation of our NEOs or any element of their compensation against the peer group.
     Role of Committee and CEO
     The Committee determines the CEO’s compensation package in consultation with the independent members of our board. The Committee considered information from Watson Wyatt, Worldwide, Inc., an independent compensation consultant retained by the Committee, when making its decisions with respect to our CEO’s compensation in 2008. At the same time, the Committee also engaged independent legal counsel for the purpose of advising it during its negotiations with Ms. Pelletier for a new, multi-year employment agreement entered into in September 2008. Management does not provide input in the determination of the CEO’s compensation. Ms. Pelletier’s 2008 employment agreement expires in April 2011.
     Ms. Pelletier develops and makes recommendations regarding the compensation of the NEOs who report directly to her and also makes recommendations as to their individual performance goals. Management also provides peer group information to the Committee related to the compensation of our executives. The CEO develops and recommends the compensation packages for other NEOs, but the Committee has the ultimate authority to approve or modify management’s recommended compensation packages. In January 2009, the Committee approved an amended employment agreement with Mr. Wilson that provided a ten percent (10%) increase in his total target cash compensation. The increase in Mr. Wilson’s compensation package reflects his strong performance and the expanded role he has assumed as CFO and Executive Vice President.
Components Comprising Total Executive Compensation
     The aggregate target compensation of the CEO and the other NEOs is determined by the Committee based on a variety of factors including: nature and responsibility of each position, the particular expertise of the individual executive, competitiveness of the market for the executive’s services, executive’s potential for driving the company’s success in the future, performance reviews and recommendations of the CEO (except in the case of her own compensation) and other judgmental factors deemed relevant by the Committee such as data provided by surveys of peer companies or a compensation consultant.
Cash Compensation
     In determining cash compensation paid to NEOs, the Committee first determines the “total target cash compensation” that would be required to attract and retain qualified executives. As described above, the Committee has determined that base salary and target annual cash incentive amounts should each generally comprise fifty percent (50%) of an executive’s total target cash compensation, reflecting a significant portion at risk, but with an upside relative to peers if the company performs well.
     Base salaries
     Our NEOs’ respective employment agreements provide for annual base salaries as set forth in the “Salary” column of the Summary Compensation Table below. Base salary levels are established by considering a number of factors, including needs of the company, median salaries paid by peer companies, each NEO’s scope of responsibilities, experience and qualifications, individual performance and competitive considerations (including local market conditions).

     Annual cash incentive awards
     Annual cash incentive awards represent the performance-based portion of our NEOs’ total target cash compensation. During the first quarter of each year, the Committee establishes company performance targets and individual goals applicable to that year. The target awards for an individual participant may be revised during the year as a result of a promotion or other change of the individual’s position.
     Annual cash incentive awards generally occur during the second quarter of the year following the performance year, after completion of the company’s audited financial statements. Company performance targets have generally been related to the generation of cash such as an annual EBITDA target. Adjustments have been made in the past to normalize for one-time events unrelated to performance of the company. The resulting performance metric is then certified by the Committee and used to assess performance relative to the Company Performance Target. The 2009 Company Performance Target and results are discussed in more detail below under the heading “2009 Performance Targets and Results.”
     Cash incentive payouts to NEOs are not paid if the company does not achieve a predetermined percentage of the Company Performance Target. Cash incentive payouts to NEOs may be diminished when actual performance is less than the Company Performance Target and enhanced when actual performance exceeds 100% of the Company Performance Target.
     Finally, in addition to the Company Performance Target, each NEO’s award may be further adjusted upward or downward based on the committee’s evaluation of individual performance. This can result in cash incentive payouts greater or lesser than what would otherwise have been payable based solely on the calculation described in the previous paragraph.
Equity Compensation
     Performance-Accelerated Restricted Stock Units
     We grant annual awards of performance-accelerated restricted stock units to our NEOs. These restricted stock unit awards vest after five years of continued employment with the company. Portions of these awards can also vest on an accelerated basis if we achieve the annual Company Performance Target for any one year during the successive three-year period following grant. For each of these years, one-third (1/3) of the restricted stock unit award vests following each year we achieve the applicable Company Performance Target for that year. No performance-accelerated restricted stock unit awards were accelerated in 2010 based on 2009 performance because we did not achieve our 2009 Company Performance Target.
     Long-Term Performance-Accelerated Restricted Stock Units
     The Committee also has instituted long-term performance-accelerated restricted stock unit awards for our NEOs. These “long-term” performance-accelerated restricted stock unit awards have been granted to NEOs each year since 2005. The awards accelerate and vest in full if we achieve the three-year cumulative company performance target during the successive three-year period following grant. Even if the target for accelerated vesting is not met after three years, long-term restricted stock unit awards vest five years after the date of the grant, if the NEO remains employed continuously with the company until the vest date. One half (1/2) of all performance-accelerated restricted stock unit awards granted to NEOs have been designated as long-term. As discussed further below, long-term performance-accelerated restricted stock unit awards granted in 2007 were accelerated and vested in March 2010 based on the cumulative company performance from 2007 through 2009 that exceeded the cumulative performance target for the three year period.
     Performance Share Units
     In 2008, the Committee noted that current “at-risk” compensation provided to NEOs focused heavily on measurements of cash generated by ongoing business activities. However, in line with our long-term goals, in 2008 our company was also executing planned strategic investments to position us for rapid expansion into new enterprise markets both within and outside Alaska. The Committee recognized that much of our future growth would depend in large part on the success of several enterprise capital investment and process change initiatives then underway, which would not immediately affect cash-heavy metrics such as EBITDA. As a result, in 2008, the Committee made special grants of performance share unit awards (“PSUs”) to each of our NEOs, which were made subject to the achievement of specific, highly-targeted milestone goals particularly related to our enterprise line of business. These goals included acquisition and completion of the two diverse undersea fiber optic cable routes from Alaska to the contiguous U. S. states, provisioning of adequate and diverse fiber routes in Alaska, establishment of a redundant NOC outside of Alaska, upgrading the network to provide sophisticated high-capacity services, improvements to our ordering and provisioning systems, and driving enterprise products to market. In 2009, the Committee determined that most of these goals had been met. As a result, most of the PSUs vested, and the balance of unvested units was canceled. Further detail on these PSU awards is provided under the heading “Components

Comprising Total Executive Compensation — Performance Share Awards, below. No new PSUs were granted in 2009 and, in March 2010, the Committee determined that no grants of this type would be awarded in 2010.
     Stock Settled Stock Appreciation Rights
     The Committee believes that our compensation programs should strengthen the alignment of our executive’s interests with those of our stockholders. Therefore, as part of the employment agreements negotiated with our CEO and two Executive Vice Presidents in 2008 and 2009, the Committee awarded SSARs that will vest ratably over the term of the officer’s employment agreement. The SSARs all have expiration dates that are five years from the award.
     Time Vested Stock Awards
     In 2009, as part of the negotiation of Mr. Wilson’s amended employment agreement, the Committee agreed to an additional grant of time vested restricted stock units that will vest in three (3) equal parts on January 5, 2009, 2010 and 2011. This grant was made as an additional incentive to induce Mr. Wilson to enter into an amended and extended employment agreement with us.
     Constraints on Equity Grants
     Our NEOs may not sell, pledge or otherwise encumber any securities comprising an unvested equity-based award until the award “vests.” In addition, we do not pay dividends on any unvested equity-based compensation.
2009 Performance Targets and Results
     Performance Targets
     From 2005 through 2008, the Committee based the annual company performance target on achievement of a specified annual EBITDA less maintenance capital expenditures metric. For 2009, the Committee modified the formula to focus on two separate performance targets. The first target, annual EBITDA of $132.2 million with no adjustment for maintenance capital expenditures (“the Company Performance Target”), is applicable to all our NEOs. This target was chosen because the committee believes EBITDA to be the most direct and compelling indicator of the company’s overall success in generating free distributable cash and increasing stockholder value during the fiscal year. We define EBITDA as earnings before interest, tax, depreciation, amortization and stock-based compensation expense. EBITDA is not a Generally Accepted Accounting Principle measure, and our measurement of EBITDA may differ from other companies. The amount of target cash incentive awarded to each NEO is determined based upon both company and individual performance. Upward or downward adjustments in the cash awards (within a specified range) are made if the Company exceeds or falls short of its annual Company Performance Target. Each NEO’s award may be further adjusted upward or downward based on the Committee’s evaluation of individual performance.
     In addition to the Company Performance Target, the Committee also established a liquidity target in 2009 for our CEO and our two Executive Vice Presidents, which was that the Company must exit the year with liquidity in excess of $30 million, including both cash on hand and cash available under our existing loan revolver. The Committee added this target in recognition of the need to maintain adequate liquidity for operations in a tough economic and financing climate. The Committee also determined that this liquidity performance target would not apply to all our NEOs. It applied to the three NEOs with most direct responsibility and opportunity to achieve the liquidity target. These are our CEO, our CFO and our Executive Vice President for Technology and Operations (now our COO). The Committee determined that no cash incentive awards would be paid to these executives if the liquidity target was not met and that meeting the liquidity target would not cause any upward adjustment of the cash incentive award to be determined based on company performance against the Company Performance Target.
     2009 Results
     Our 2009 EBITDA performance was below the Company Performance Target for the fiscal year, reflecting the softer Alaska economy and competitive conditions in Alaska in our wireless line of business, which competed against the AT&T national brand and the iPhone. As in prior years, the executive team remained focused on the company’s ability to grow distributable cash generated by the business over the long term. In line with our objectives, the executive team kept the strategic focus on growth of high value wireless users and enterprise data users, while maintaining disciplined resource allocation and exercising strict cost control measures to reduce selling, general and administrative expenses by $8.2 million from 2008 levels. Though revenue for the year was down 1.3%, cost controls and focused execution resulted in cash generated from operations modestly exceeding 2008 returns. We returned an aggregate of $38.1 million to stockholders via cash dividend payments.

     Our 2009 business results, together with the Committee’s assessment of individual performance, served as major determinants for how the Committee ultimately decided to compensate our CEO and the other executive officers for 2009. Results fell short of expectations in 2009, and are reflected in the compensation earned by our NEOs, as compared to 2008. The Committee nevertheless believes our executive team has worked to assure long-term growth by anticipating and addressing major changes in the telecommunications industry and making the capital investments necessary to ensure long-term success. For example, while our legacy wireline business continues an industry-wide declining trend of approximately five percent (5%) each year, our executive team has accelerated investments in broadband wireless and enterprise connectivity both within Alaska and extending from Alaska to the contiguous United States. In 2009, our first year of operations with a full portfolio of enterprise fiber and data networks in place, we turned up the AKORN (Alaska to Oregon) network and integrated the Crest cable acquisition. We also upgraded our sales management across various channels and modernized our collective bargaining agreement with our unionized work force.
     Summarized below are the key quantitative factors considered by the Committee:
•	We reported an EBITDA for 2009 of $123.0 million for the twelve-months ended December 31, 2009, compared with an EBITDA target of $132.2 million.

•	We exceeded liquidity targets for the fiscal year, ending 2009 with $51 million of liquidity through both cash on hand and our revolver.
     As reported below, the compensation of our NEOs was consistent with these results. As the liquidity target was exceeded, all NEOs were eligible to receive cash incentive awards in 2009. Based on the company’s performance results, however, the Company Performance Target was not achieved, and the Committee applied a predetermined schedule to reduce the cash incentive awards that were available to the NEOs. Actual payments to NEOs were further adjusted for individual performance factors. Final awards are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation table below.
     As the Company Performance Target was not achieved, there was no acceleration of vesting for short-term restricted stock unit grants in 2009. However, the Committee determined that the Company did achieve long term results that exceeded the cumulative targets for the three years 2007 through 2009 such that long-term restricted stock unit grants which were awarded in 2007 have vested in accordance with the conditions of the grants. The three year total of company performance results was $307.0 million compared with a target of $306.0 million for the years 2007 through 2009.
     Restricted Stock Grants in 2009
     The Committee approved the award of new grants of performance-accelerated restricted stock units to each of our NEOs in 2009. For our CEO, the target annual dollar value of the restricted stock unit grant is established based on her 2008 employment agreement. As specified in that agreement, the total target value of the stock unit grant is equal to her annual target cash compensation, with one-half to be provided as performance accelerated restricted stock units and one-half in the form of long-term performance-accelerated restricted stock units. The 2009 restricted stock unit awards to our other NEOs were generally determined as a percentage of the CEO’s restricted stock unit award, based on the relative level of responsibility of the other NEOs as compared to the CEO, as determined in the judgment of the committee. As with the CEO, one-half of the total restricted units granted for each NEO was provided in the form of performance accelerated restricted stock units and one-half in the form of long-term performance-accelerated restricted stock units.
Other Policies, Practices, and Judgments Affecting our Executive Compensation
     Policy Regarding Security Ownership By Management
     We have adopted minimum share ownership requirements because we believe that management will more effectively pursue the long-term interests of stockholders if they are stockholders themselves. The Committee reviews our share ownership requirements regularly and makes changes, as needed, to bring our policy into line with emerging market practice. Our policy requires each executive except the CEO to accumulate and hold a number of shares of common stock having value of at least one-and-a-half (1.5) times the executive’s base salary. The CEO is expected to hold shares of common stock equal to at least three (3) times her base salary. Officers have five (5) years to achieve the prescribed ownership levels, and all officers are in compliance with this requirement.

     Relative Levels of Compensation among NEOs
     Generally, the elements of compensation described earlier apply to all of our NEOs. Our CEO is the most highly paid of our NEOs, reflecting her level of responsibility. Ms. Pelletier has the ultimate responsibility for the strategic direction of the Company and a more visible role than other NEOs. Ms. Pelletier’s compensation also reflects the importance of her retention to the successful execution of our current business strategy, which has been principally of her design. Ms. Pelletier’s employment agreement was amended and restated in 2008. The second most highly compensated NEO is our COO, Anand Vadapalli. Mr. Vadapalli was elevated to this new position in October 2009, but there was no change to Mr. Vadapalli’s compensation at that time. In February 2010, his employment contract was amended to reflect his performance in his new role. Mr. Vadapalli’s increased compensation reflects his substantial role in managing all the day to day operations of the company. Mr. Vadapalli was previously our Executive Vice President of Technology and Operations; in his expanded role, he retains those responsibilities and in addition oversees the sales and service organizations of the company.
     Wealth Accumulation
     In March 2010, the Committee reviewed our executive team’s overall wealth accumulation as part of our compensation evaluation. We do not currently believe that wealth accumulation should be a significant consideration when establishing our compensation policies. Our NEOs do not have a substantial benefit from their participation in our defined contribution or benefit plans. A majority of our executives’ retirement savings consists of the executive’s own contributions and accumulated retirement savings from principally other companies’ retirement plans earned over lengthy careers. We believe that it would be inconsistent with the purpose of our executive compensation program, which is to motivate and reward ongoing performance, to make decisions about current compensation based on the NEOs’ accumulated savings and investment returns, whether or not under our company plans.
     Consideration of Equity Compensation Practices on Stockholders
     In administering our equity compensation plans, the Committee avoids practices that it deems to not be in the best interests of our stockholders. For example, the Committee has not allowed re-pricing of equity awards and does not make in-the-money equity grants. The Committee also has not permitted dividends to be paid on any of our restricted stock unit grants while the stock is still in restricted status.
     In order to assess the potential dilution to our stockholders, the Committee may take into account the total outstanding but unexercised equity awards when determining the total number of shares that would be subject to any new equity award. In addition, the Committee may consider the number of shares that remain subject to outstanding but unvested equity awards in determining whether any additional grants of equity awards should be made. Further, in July 2009, the Committee adopted a new stated policy that the company will not grant employee equity awards under our 1999 Stock Incentive Plan that exceed two percent (2%) of the three-year average twelve-month outstanding common stock between July 10, 2009 and December 31, 2012.
     The Committee does not take into account an individual executive’s holdings of vested but unexercised awards in determining additional awards to such employee. The Committee also does not take into account the value realized by an executive during a fiscal year from the exercise of equity awards granted during a prior year. The Committee believes that value realized by an executive from the exercise of any such equity award relates to services provided during the year of the grant or of vesting and not necessarily during the year of exercise.
     Section 162(m) of the Internal Revenue Code
     Section 162(m) of the Internal Revenue Code generally limits to one million dollars ($1,000,000) the tax deductibility of annual compensation paid to certain officers. Performance-based compensation may, however, be excluded from the limit so long as it meets certain requirements. While the Committee retains flexibility, we design when practicable our compensation plans and programs so as to allow us to deduct compensation expense.
     Policies and Practices Regarding Equity Awards
     Under our policy, grants of restricted stock units are made at a regularly scheduled meeting of the Committee occurring at approximately the same time each year. In addition, a Non-Executive Equity Compensation Subcommittee has been delegated authority by the Committee to make equity compensation grants at regularly scheduled meetings, but only to employees who are not executive officers.

     Perquisites and Other Fringe Benefits
     Perquisites provided to our NEOs are very limited in scope. We generally provide an automobile allowance for all our NEOs in order to assist them in fulfilling their responsibilities to the company and to compensate them for use of their own automobile in the performance of services for us. Our NEOs also are generally reimbursed for a portion of their moving expenses due to the high costs of relocating to Alaska. (We have extended relocation benefits to certain other key officers and employees relocating from out-of-state to accept positions with us as well.) In 2009, in accordance with her employment agreement, our CEO received reimbursement for certain legal expenses related to the negotiation of her 2008 employment agreement with us. Our NEOs also are generally eligible for the same employee discounts available to all our employees and they are eligible to participate in our broad-based pension, benefit, health and welfare plans available to all of our employees.
     The following tables list our employee benefit plans and perquisites and identify those that we offer to our executives and employees.

Type of Perquisites	CEO	NEOs	Full-Time Employees
Employee Discounts	X	X	X
Moving Expenses	X	X	Some
Automobile Allowance	X	X	Some
Legal Reimbursement	X	Not Offered	Not Offered
Spousal Travel Reimbursements	Not Offered	Not Offered	Not Offered
Financial Planning Allowances	Not Offered	Not Offered	Not Offered
Country Club Memberships	Not Offered	Not Offered	Not Offered
Personal Use of Company Aircraft	Not Offered	Not Offered	Not Offered
Security Services	Not Offered	Not Offered	Not Offered

Benefit Plans	CEO	NEOs	Full-Time Employees
Retirement Plan	X	X	X
401(k) Plan	X	X	X
Employee Stock Purchase Plan	X	X	X
Medical/Dental/Vision Plans	X	X	X
Life and Disability Insurance	X	X	X
Annual Incentive Plan (Bonus)	X	X	Some
Equity Incentive Plan	X	X	Some
Change in Control and Severance Plan	X	X	Some
Employment Contracts	X	X	Some
Deferred Compensation Plan	Not Offered	Not Offered	Not Offered
Defined Benefit Supplemental Executive Retirement Plan	Not Offered	Not Offered	Not Offered

     Compensation and Personnel Committee Report
     The Compensation and Personnel Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq. The board established this committee to discharge the board’s responsibilities relating to compensation of the company’s CEO and each of the company’s other executive officers. The committee has overall responsibility for decisions relating to all compensation plans, policies, and benefit programs as they affect the CEO and other executive officers. The committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.
Submitted by,
Gary R. Donahee, Chair
John M. Egan
Brian Rogers
Compensation and Personnel Committee Interlocks and Insider Participation
     Our Compensation and Personnel Committee is comprised of Messrs. Donahee, Egan and Rogers. No member of such committee is or was our officer or employee or has had any relationship with us requiring disclosure pursuant to Item 404 of Regulation S-K. No member of the committee is an executive officer of another entity for which any of our executives serves as a compensation committee member. None of our executive officers served as a director for a company that employs as an executive officer any of our directors.

Compensation Tables
Summary Compensation Table
     The table below sets forth a summary of the compensation we incurred for our CEO, CFO, each of the three (3) additional most highly compensated executive officers who served in such capacities as of December 31, 2009.

					Non-Equity	Change in
			Stock	Option	Incentive Plan	Pension	All Other
Name and Principal		Salary	Awards	Awards	Compensation	Value	Compensation	Total
Position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Liane J. Pelletier	2009	500,000	622,700	540,364	309,375	20,893	24,245	2,017,577
President and	2008	500,000	3,657,000	844,164	553,500	293,436	16,210	5,864,310
Chief Executive Officer	2007	500,000	1,000,547	—	1,332,000	—	12,000	2,844,547

David Wilson	2009	274,329	484,013	299,498	155,000	366,236	—	1,579,076
Executive Vice President and	2008	250,000	655,528	—	297,000	—	—	1,202,528
Chief Financial Officer	2007	250,000	336,545	—	555,000	—	—	1,141,545

Anand Vadapalli	2009	275,482	234,832	—	155,000	—	18,750	684,064
Executive Vice President,	2008	249,540	917,475	293,789	297,000	—	20,855	1,778,659
Chief Operating Officer	2007	230,000	336,545	—	400,000	—	10,500	977,045

Sheldon Fisher (6)	2009	250,000	160,105	—	—	320,521	—	730,626
Senior Vice President,	2008	250,000	655,528	—	202,500	—	—	1,108,028
Sales and Service	2007	250,000	336,545	—	555,000	—	—	1,141,545

Leonard Steinberg	2009	220,000	213,477	—	124,000	11,231	—	568,708
Vice President,	2008	220,000	433,589	—	237,600	53,314	—	944,503
General Counsel and	2007	219,617	336,545	—	488,400	41,241	—	1,085,803
Corporate Secretary

(1)	Stock awards comprise annual and long-term restricted stock unit awards that vest on the fifth (5th) anniversary of the date of grant, unless the company achieves certain performance targets specified by the Committee, as well as restricted stock unit awards that vest on an established schedule. The amounts in this column reflect the grant date fair value of restricted stock unit awards. Stock awards in 2008 include a one-time grant of performance share units for each NEO. Assumptions used in calculating these amounts are included in Note 15 to our audited financial statements for the year ended December 31, 2009 included in the 2009 Annual Report. No dividends are paid on unvested restricted stock unit grants.

(2)	Represents grant date fair value for stock-settled stock appreciation rights awarded in 2008 and 2009. Strike prices are as follows: (i) for Ms. Pelletier, $12.56 for 2008 and $9.38 for 2009; (ii) for Mr. Vadapalli, $9.09 for 2008; and (iii) for Mr. Wilson, $9.38 for 2009. No options or stock appreciation rights were granted by the company in 2007. The fair value is based on the Black Scholes Value as of the applicable grant date. Assumptions used in calculating these amounts are included in Note 15 to our audited financial statements for the year ended December 31, 2009, included in the 2009 Annual Report.

(3)	Amounts represent annual cash incentive payments under our then current compensation program and applicable employment agreements. Amounts reported for each year are based on performance in such year, even if paid subsequent to year end.

(4)	Based on vested benefits under the Alaska Electrical Pension Plan (“AEPP”), a multi-employer defined benefit plan. The company does not manage the plan, and the numbers provided are estimates. Messers. Wilson and Fisher vested in the plan in 2009 and therefore the entire estimated amount has been included in the change in pension value for 2009.

(5)	Includes an automobile allowance of $12,000, relocation expenses of $2,094, and reimbursement of $10,151 for legal expenses paid to Ms. Pelletier. Mr. Vadapalli received an automobile allowance of $10,500 and relocation expenses of $8,250. Additionally, Messrs. Wilson, Fisher and Steinberg each received an automobile allowance of $9,900 in 2007, 2008 and 2009. which is not included in the table above because it was under the $10,000 required reporting threshold.

(6)	Mr. Fisher resigned his position with the company on December 4, 2009, effective January 3, 2010. His unvested restricted stock unit grants were forfeited upon his separation from the company, and he was paid no cash incentive compensation for 2009.

Grants of Plan-Based Awards
     The following table sets forth each grant of an award including equity and non-equity awards made to a NEO during the year ended December 31, 2009. Actual future payouts of non-equity incentive plan awards may vary from the estimates set forth below.

					Number of		Number of	Exercise or	Grant Date Fair
		Estimated Future Payouts Under			Shares of		Securities	base price	Value of Stock
		Non-Equity Incentive Plan Awards(1)			Stock or		Underlying	of option	and Option
		Threshold	Target	Maximum	Units		Options	awards	Awards
Name	Grant Date	($)	($)	($)	(#)		(#)	($/Sh)	($)
Liane J. Pelletier	—	—	550,000	1,650,000	—		—	—	—
	1/2/2009	—	—	—	5,330	(2)	—	—	45,731
	1/13/2009	—	—	—	—		500,000	9.38	540,364
	7/17/2009	—	—	—	117,270	(3)	—	—	576,968
David Wilson	—	—	275,000	687,500	—		—	—	—
	1/5/2009	—	—	—	30,022	(4)	—	—	249,182
	1/5/2009	—	—	—	—		275,000	9.16	299,498
	7/17/2009	—	—	—	47,730	(3)	—	—	234,832
Anand Vadapalli	—	—	275,000	687,500	—		—	—	—
	7/17/2009	—	—	—	47,730	(3)	—	—	234,832
Sheldon Fisher (5)	—	—	—	—	—		—	—	—
	7/17/2009	—	—	—	32,542	(3)	—	—	160,105
Leonard Steinberg	—	—	220,000	550,000	—		—	—	—
	7/17/2009	—	—	—	43,390	(3)	—	—	213,477

(1)	Target cash incentive award amounts represent amounts payable under our current compensation policy and applicable employment agreements, for performance in 2009, which for each of our NEOs is generally equal to 100% of base salary. Under the program the actual incentive payments are based on the company’s performance relative to the performance target as adjusted by an individual performance factor. Actual awards could be as low as zero.

(2)	Represents restricted stock units granted to Ms. Pelletier pursuant to her employment agreement that vested in full on December 31, 2009.

(3)	Represents one-half (1/2) annual performance accelerated restricted stock units and one-half (1/2) long-term performance accelerated restricted stock units that will vest upon achievement of performance goals or after five (5) years as discussed under the heading “Equity Compensation” above.

(4)	Represents restricted stock units granted to Mr. Wilson pursuant to his employment agreement that vest in three equal parts on January 5, 2009, 2010 and 2011.

(5)	Mr. Fisher resigned his position with the company on December 4, 2009, effective January 3, 2010. His 2009 restricted stock unit grants were forfeited upon his separation from the company.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth unexercised options; restricted stock units that have not vested; and equity incentive plan awards for each NEO outstanding as of December 31, 2009.

	Option Awards					Stock Awards
									Incentive	Equity Incentive
									Plan Awards:	Plan Awards:
									Number of	Market or
	Number of	Number of							Unearned	Payout Value of
	Securities	Securities							Shares, Units	Unearned
	Underlying	Underlying				Number of Shares		Market Value of	or Other	Shares, Units or
	Unexercised	Unexercised		Option	Option	or Units of Stock		Shares or Units of	Rights That	Other Rights
	Options	Options		Exercise	Expiration	That Have Not		Stock That Have	Have Not	That Have Not
Name	(#) Exercisable	(#) Unexercisable		Price ($)	Date	Vested (#)		Not Vested ($)(1)	Vested (#)	Vested ($)
Liane J. Pelletier	200,000	—		4.50	10/6/2013	—		—	—	—
	—	500,000	(2)	9.38	1/2/2014	—		—	—	—
	500,000	—		12.56	9/22/2013	—		—	—	—
	—	—		—	—	12,070	(9)	96,319	—	—
	—	—		—	—	36,208	(10)	288,940	—	—
	—	—		—	—	24,445	(11)	195,071	—	—
	—	—		—	—	36,667	(12)	292,603	—	—
	—	—		—	—	58,635	(13)	467,907	—	—
	—	—		—	—	58,635	(14)	467,907	—	—
David Wilson	100,000	—		4.44	3/1/2014	—		—	—	—
	91,666	183,334	(3)	9.16	1/5/2014	—		—	—	—
	—	—		—	—	4,061	(9)	32,407	—	—
	—	—		—	—	12,179	(10)	97,188	—	—
	—	—		—	—	8,222	(11)	65,612	—	—
	—	—		—	—	12,333	(12)	98,417	—	—
	—	—		—	—	20,015	(15)	159,720	—	—
	—	—		—	—	23,865	(13)	190,443	—	—
	—	—		—	—	23,865	(14)	190,443	—	—
Anand Vadapalli	183,332	91,668	(4)	9.09	12/19/2013
	—	—		—	—	1,667	(16)	13,303	—	—
	—	—		—	—	4,061	(9)	32,407	—	—
	—	—		—	—	12,179	(10)	97,188	—	—
	—	—		—	—	8,634	(11)	68,899	—	—
	—	—		—	—	12,950	(12)	103,341	—	—
	—	—		—	—	10,085	(17)	80,478	—	—
	—	—		—	—	23,865	(13)	190,443	—	—
	—	—		—	—	23,865	(14)	190,443	—	—
Sheldon Fisher	—	—		—	—	69,337	(18)	553,309	—	—
Leonard Steinberg	1,000	—		4.35	1/31/2014	—		—	—	—
	8,000	—		5.36	7/27/2014	—		—	—	—
	—	1,667	(5)	5.50	11/20/2010	—		—	—	—
	—	4,167	(6)	7.00	1/4/2011	—		—	—	—
	—	4,166	(7)	8.00	2/20/2012	—		—	—	—
	—	1,666	(8)	12.63	6/20/2010	—		—	—	—
	—	—		—	—	4,061	(9)	32,407	—	—
	—	—		—	—	12,179	(10)	97,188	—	—
	—	—		—	—	8,222	(11)	65,612	—	—
	—	—		—	—	12,333	(12)	98,417	—	—
	—	—		—	—	21,695	(13)	173,126	—	—
	—	—		—	—	21,695	(14)	173,126	—	—

(1)	Based on the closing price on December 31, 2009 of $7.98 per share of our common stock as traded in the Nasdaq Global Market.

(2)	Represents SSARs granted to Ms. Pelletier on January 2, 2009, one-half (1/2) of which became exercisable on April 1, 2010, and one-half (1/2) of which will become exercisable on April 1, 2011, per Ms. Pelletier’s amended and restated employment agreement.

(3)	Represents SSARs granted to Mr. Wilson on January 5, 2009, one-half (1/2) of which became exercisable on January 5, 2010 and one-half (1/2) of which will become exercisable on January 5, 2011, per Mr. Wilson’s amended and restated employment agreement.

(4)	Represents SSARs granted to Mr. Vadapalli on December 19, 2008, which become exercisable on December 19, 2010 per Mr. Vadapalli’s amended and restated employment agreement.

(5)	Represents stock options granted to Mr. Steinberg on June 20, 2000, which become exercisable on June 20, 2010.

(6)	Represents stock options granted to Mr. Steinberg on November 20, 2000, which become exercisable on November 20, 2010.

(7)	Represents stock options granted to Mr. Steinberg on January 4, 2001, which become exercisable on January 4, 2011.

(8)	Represents stock options granted to Mr. Steinberg on February 20, 2002, which become exercisable on February 20, 2012.

(9)	Represents performance accelerated restricted stock units with a cliff vest date of January 1, 2012. We did not meet our performance targets for 2009, so this grant will not accelerate to an earlier vest date.

(10)	Represents long-term performance-accelerated restricted stock units with a cliff vest date of January 1, 2012. We have determined that the three (3) year cumulative goals were met and this grant vested on March 31, 2010.

(11)	Represents performance accelerated restricted stock units with a cliff vest date of January 1, 2013. We did not meet our performance target for 2009, therefore, half (1/2) of this grant will not accelerate to an earlier vest date and half (1/2) may accelerate in 2011, if we meet goals that are set for 2010.

(12)	Represents long-term performance-accelerated restricted stock units with a cliff vest date of January 1, 2013. These grants may accelerate in 2011, if we meet goals cumulative company goals for the three (3) year period from 2008 through 2010.

(13)	Represents performance accelerated restricted stock units with a cliff vest date of January 1, 2014. We did not meet our performance target for 2009, so one-third (1/3) of this grant will not accelerate to an earlier vest date and two-thirds (2/3) may accelerate in 2011 and 2012, if we meet goals that are set for 2010 and 2011.

(14)	Represents long-term performance-accelerated restricted stock units with a cliff vest date of January 1, 2014. These grants may accelerate in 2012, if we meet cumulative company goals for the three (3) year period from 2009 through 2011.

(15)	Represents restricted stock units granted to Mr. Wilson on January 5, 2009, one-half (1/2) of which vested on January 5, 2010 and one-half (1/2) of which will vest on January 5, 2011, per Mr. Wilson’s amended and restated employment agreement.

(16)	Represents restricted stock units granted to Mr. Vadapalli on August 7, 2006, which will vest in two equal parts on August 7, 2010 and August 7, 2011 per Mr. Vadapalli’s 2006 employment agreement.

(17)	Represents restricted stock units granted to Mr. Vadapalli on December 19, 2008, which will vest in on December 19, 2010 per Mr. Vadapalli’s amended and restated employment agreement.

(18)	Mr. Fisher resigned his position with the company on December 4, 2009, effective January 3, 2010. His unvested restricted stock unit grants were forfeited upon his separation from the company.

Option Exercises and Stock Vested
     The following table sets forth information regarding stock options exercised by, and the shares of restricted stock units that vested for, each of the NEOs in 2009. The value of the shares acquired upon exercise of stock options is based on the difference between the closing price of the shares on the exercise date and the exercise price. The value of restricted stock units realized is based on the closing price of the shares on the vesting date.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
Liane J. Pelletier	—	—	233,108	1,623,856
David Wilson	—	—	70,677	512,986
Anand Vadapalli	—	—	57,638	412,120
Sheldon Fisher	80,000	297,600	59,170	410,941
Leonard Steinberg	—	—	47,504	329,933
Pension Benefits
     The table set forth below includes, for each NEO, the number of years of service credited to the NEO under the Alaska Electrical Pension Plan (“AEPP”) as of December 31, 2009. This table includes our estimates of the actuarial present value of each NEO’s accumulated benefit under the plan.

		Number of Years	Present Value	Payments
		Credited Service	of Accumulated	During Last
Name	Plan Name	(#)	Benefit ($)	Fiscal Year ($)
Liane J. Pelletier	AEPP	6	314,329	—
David Wilson	AEPP	6	366,236	—
Anand Vadapalli	AEPP	4	—	—
Sheldon Fisher	AEPP	6	320,521	—
Leonard Steinberg	AEPP	9	375,597	—
     The AEPP is a non-contributory, multi-employer defined benefit retirement plan administered by a board of trustees representing the member participants. We make contributions on behalf of our employees in accordance with schedules based on wage rates and job classifications, but we do not include the present value of accumulated benefits under the AEPP in our audited financial statements. Participants, including each of our NEOs, receive a monthly benefit upon retirement, payable for life based on the contributions made on the employee’s behalf. None of our current NEOs are eligible for normal retirement at the present time.
Employment Arrangements and Potential Payments upon Termination or Change in Control
     We have entered into employment agreements with each of our NEOs. These arrangements are summarized below.
     Liane Pelletier
     We entered into an amended and restated employment agreement (“Employment Agreement”) with Liane Pelletier effective September 22, 2008. Her Employment Agreement expires on April 1, 2011. Ms. Pelletier receives an annual base salary of five hundred, fifty thousand dollars ($550,000) of which fifty thousand dollars ($50,000) is payable in common stock awarded in the form of restricted stock units that vest in full on December 31 of each year. Ms. Pelletier is also eligible to receive a target annual cash incentive payment of five hundred, fifty thousand dollars ($550,000) based on achieving one hundred percent (100%) of targeted performance objectives Ms. Pelletier’s Employment Agreement also provides for other customary benefits including eligibility to participate in the company’s employee health and welfare benefit plan, 401k retirement investment plan, pension plan, employee stock purchase plan, paid vacation, life and disability insurance plans and expense reimbursement.
     On September 22, 2008, Ms. Pelletier was granted five hundred thousand (500,000) SSARs pursuant to her Employment Agreement. The SSARs vested fifty percent (50%) upon grant and fifty percent (50%) on April 1, 2009. Ms. Pelletier received an additional five hundred thousand (500,000) SSARs on January 2, 2009 that vested fifty percent (50%) on April 1, 2010 and the remaining fifty percent (50%) will vest on April 1, 2011. Ms. Pelletier also received one hundred thousand (100,000) fully vested restricted stock units on September 22, 2008 as part of her Employment Agreement. These units were paid on July 31, 2009 with one share of Alaska Communications Systems Group, Inc common stock for each vested unit.
     In the event we terminate Ms. Pelletier’s employment for any reason other than a board determination of “Cause” or a termination for death or disability, or if Ms. Pelletier terminates her employment for “Good Reason,” as those terms are defined in her Employment Agreement, Ms. Pelletier will be entitled to receive a severance payment under the agreement of one million, one hundred thousand dollars ($1,100,000), representing two years of her base salary, along with additional benefits that are more fully described in her Employment Agreement. If Ms. Pelletier’s employment is terminated in connection with a change of control within 24 months following the change of control, she is entitled to additional benefits as summarized in the table below, plus accelerated vesting of her unvested restricted stock unit awards. Additional details are provided in the table below and in Ms. Pelletier’s Employment Agreement, which is incorporated as Exhibit 10.10 to our annual report on Form 10-K filed on March 9, 2010.
     The following table sets forth the payments and benefits Ms. Pelletier would have received, assuming a termination of her employment in the following scenarios on December 31, 2009.

Value of
Accelerated
		Target Cash		Stock, Options
Termination Event	Base Salary	Incentive		and SSARs		Benefits		Total
Company without cause or employee for good reason	$1,100,000	$550,000	(3)	—		$87,377	(2)	$1,737,377
Death	—	—		—		—		—
Disability	—	—		—		—		—
Change-in-control	$2,200,000	$550,000	(3)	$1,808,747	(1)	$87,377	(2)	$4,646,124	(4)
Company with cause or employee without good reason	—	—		—		—		—

(1)	Based on the closing price on December 31, 2009 of $7.98 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock units, options and SSARs as of December 31, 2009.

(2)	Assumes COBRA health insurance coverage is reimbursed for the 18-month period following termination and relocation costs to the contiguous United States are paid, including estimated tax gross-up for relocation costs.

(3)	Includes target cash incentive amount, actual payment would include only unpaid incentive earned in the prior fiscal year and a pro-rated amount actually earned for the year of termination.

(4)	The estimated total compensation does not currently constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code. Therefore, no potential “gross up” payment has been included.

     David Wilson
     We entered into an amended employment agreement with David Wilson, Executive Vice President and CFO on January 5, 2009. The employment agreement for Mr. Wilson provides for an annual base salary of two hundred seventy-five thousand dollars ($275,000), target annual bonuses of one hundred percent (100%) of base salary, the grant of two hundred seventy-five thousand (275,000) stock-settled stock appreciation rights and the grant of 30,253 restricted stock units.
     Other benefits include paid-time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan.
     Upon a termination by the Company without cause or by Mr. Wilson for good reason, Mr. Wilson is entitled to post-termination benefits in accordance with the Company’s 2008 Officer Severance Program (the “Plan”). The Plan provides severance benefits to officers of the company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the Plan, which is incorporated as Exhibit 10.18 to our annual report on Form 10-K, filed on March 9, 2010. These benefits include cash of $550,000 and COBRA health insurance coverage, under certain circumstances. In the event employment is terminated in connection with a change of control of the company, severance payments include cash of $550,000, vesting of equity awards and COBRA health insurance coverage, under certain circumstances.
     Under a previous employment agreement, Mr. Wilson received an option to purchase two hundred fifty thousand (250,000) shares of our stock with an exercise price equal to the fair market value of our stock on the commencement date of his employment. The option has a term of ten (10) years, and vests twenty percent (20%) per year for the five-year period starting with the commencement of his employment with the company. The option award fully vested in 2009.
     The following table sets forth the payments and benefits Mr. Wilson would have received, assuming a termination of his employment in the following scenarios on December 31, 2009.

Value of
Accelerated
		Target Cash	Stock, Options
Termination Event	Base Salary	Incentive	and SSARs	Benefits		Total
Company without cause or employee for good reason	$550,000	—	$145,472 (1)	$18,111	(2)	$713,583
Death	—	—	—	—		—
Disability	—	—	—	—		—
Change- in-control	$550,000	—	$834,229 (1)	$18,111	(2)	$1,402,340
Company with cause or employee without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2009 of $7.98 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock units as of December 31, 2009. Under our 2008 Officer Severance Plan termination by the company without cause or by Mr. Wilson for good reason includes limited vesting of unvested stock units.

(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.
     Anand Vadapalli
     We entered into an employment agreement with Anand Vadapalli, Executive Vice President, Technology and Operations, on December 19, 2008. The employment agreement for Mr. Vadapalli provides for an annual base salary of two hundred seventy-five thousand dollars ($275,000), target annual bonuses of one hundred percent (100%) of base salary, and participation in our lead team equity program. We have subsequently entered into an amended employment agreement with Mr. Vadapalli, effective on February15, 2010.
     Other benefits include paid-time off, participation in the Company’s health and welfare plans, 401(k) retirement investment plan, employee stock purchase plan and pension plan.
     Under his 2008 employment agreement, upon a termination by the Company without cause or by Mr. Vadapalli for good reason, Mr. Vadapalli is entitled to post-termination benefits in accordance with the Company’s 2008 Officer Severance Program (the “Plan”). The Plan provides severance benefits to officers of the company in the event the officer is terminated “without cause” or resigns for “good reason,” as those terms are defined in the Plan, which is incorporated as Exhibit 10.18 to our annual report on Form 10-K, filed on March 9, 2010. These benefits include cash of $550,000 and COBRA health insurance coverage, under certain circumstances. In the event employment is terminated in connection with a change of control of the company, severance payments include cash of $550,000, vesting of equity awards and COBRA health insurance coverage, under certain circumstances.
     The following table sets forth the payments and benefits Mr. Vadapalli would have received, assuming a termination of his employment in the following scenarios on December 31, 2009.

Value of
Accelerated
		Target Cash	Stock, Options
Termination Event	Base Salary	Incentive	and SSARs	Benefits		Total
Company without cause or employee for good reason	$550,000	—	$177,666 (1)	$18,111	(2)	$745,777
Death	—	—	—	—		—
Disability	—	—	—	—		—
Change- in-control	$550,000	—	$776,502 (1)	$18,111	(2)	$1,344,613
Company with cause or employee without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2009 of $7.98 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock units and stock-settled stock appreciation rights as of December 31, 2009. Under our 2008 Officer Severance Plan termination by the company without cause or by Mr. Vadapalli for good reason includes limited vesting of unvested stock units.

(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination.
     Leonard Steinberg
     We also entered into an employment agreement with Leonard Steinberg, Vice President, General Counsel and Corporate Secretary, as most recently amended on November 7, 2007. The restated agreement provides for a five-year employment period comprising a minimum annual base salary of two hundred twenty thousand dollars ($220,000) and a target annual cash incentive payment equal to his base salary, subject to company and individual performance. The agreement provides severance benefits to Mr. Steinberg in the event he is terminated “without cause” or otherwise terminates his employment for “good reason,” as those terms are defined in Mr. Steinberg’s employment agreement, which is incorporated as Exhibit 10.20 to our annual report on Form 10-K, filed on March 9, 2010. The cash severance benefits provided to Mr. Steinberg comprises an amount equal to one times (1x) his annual base salary plus one times (1x) his annual target cash incentive. In addition, the company is required to provide relocation expenses of up to fifty thousand dollars ($50,000) and reimbursement for the cost of continuing health insurance under COBRA for the twelve months following termination of employment. In addition, any outstanding shares of restricted stock or equivalent units subject to performance acceleration provisions held by Mr. Steinberg prior to termination shall vest ratably, if the company achieves its performance goals during the subsequent twelve-month period following Mr. Steinberg’s termination, to the extent his employment period coincides with the performance period giving rise to the vesting event. Further, in the event Mr. Steinberg is terminated without cause or terminates his employment for good reason or in connection with a change of control of the company, in addition to the foregoing severance benefits, any and all equity compensation granted to Mr. Steinberg, including restricted stock, equivalent units, and options, will immediately vest.

     The following table sets forth the payments and benefits Mr. Steinberg would have received, assuming a termination of his employment in the following scenarios on December 31, 2009.

			Value of
			Accelerated
		Target Cash	Stock and
Termination Event	Base Salary	Incentive	Options	Benefits		Total
Company without cause or employee for good reason	$220,000	$220,000	$97,188 (1)	$68,111	(2)	$605,299
Death	—	—	—	50,000		50,000
Disability	—	—	—	50,000		50,000
Change- in-control	$220,000	$220,000	$648,094 (1)	$68,111	(2)	$1,156,205
Company with cause or employee without good reason	—	—	—	—		—

(1)	Based on the closing price on December 31, 2009 of $7.98 per share of our common stock as traded in the Nasdaq Global Market for unvested restricted stock units and options as of December 31, 2009.

(2)	Assumes COBRA health insurance coverage is reimbursed for the 12-month period following termination and relocation costs to the contiguous United States are paid.
     Sheldon Fisher
     Mr. Fisher resigned from the company on December 4, 2009, effective January 3, 2010, and did not receive any severance payments or other benefits in connection with his termination of employment.

     Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm
     Our Audit Committee has approved the appointment of KPMG LLP, or KPMG, to be our independent registered public accounting firm for 2010. A representative of KPMG is expected to be present at the Annual Meeting to respond to appropriate questions and make a statement should he or she so desire.
     Although it is not required to do so, the Board of Directors is submitting the Audit Committee’s selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting in order to ascertain the view of the stockholders regarding such selection. The affirmative vote of the holders of a majority of our shares of common stock present or represented and voting at the Annual Meeting will be required to approve this proposal.
     The Board of Directors recommends a vote FOR Proposal 2.
Audit Fees
     The Sarbanes-Oxley Act passed by Congress in July of 2002, requires that the audit committee be directly responsible for the appointment, compensation, and oversight of the company’s independent registered public accounting firm. The Audit Committee has unanimously approved the appointment of KPMG LLP as the company’s independent registered public accounting firm for the year ending December 31, 2010. KPMG LLP has examined the financial statements of the company since March 2005.
     The following summarizes the fees billed to us by KPMG LLP for services rendered in connection with fiscal years 2009 and 2008:

	2009	2008
Audit Fees (1)	$834,627	$835,001
Audit Related Fees (2)	22,400	27,850
Tax Fees	—	—
All Other Fees	—	—

Total	$857,027	$862,851

(1)	This category includes the audit of our annual financial statements, the review of the condensed financial statements included in our quarterly reports on Form 10-Q, reviews and assessment of our internal controls over financial reporting, and services for SEC filings. Our 2008 audit fees have been adjusted to reflect services performed in 2008, including service performed in the first quarter of 2008 related to a financial restatement for the prior period, which was previously reported in the period ending December 31, 2007.

(2)	This category includes fees for audit work performed related to our cost allocation manual attestation.
Audit Committee Report
     The following report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing by Alaska Communications Systems Group, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934.
     The Audit Committee consisted of at least three directors each of whom, in the judgment of the board, is an “independent director” within the meaning of the applicable Nasdaq Marketplace Rules. The members of the Audit Committee are Edward J. Hayes, Jr., Brian Rogers and Peter D. Ley. The Board of Directors has determined that each of Messrs. Hayes and Ley qualifies as an “Audit Committee Financial Expert.” The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors.
     The Audit Committee oversees the quality of Alaska Communications Systems Group, Inc.’s financial reporting process on behalf of the Board of Directors. It assists the Board of Directors in fulfilling its oversight responsibilities to the stockholders relating to the company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, and the audit process. While the Audit Committee sets the overall corporate tone for quality financial reporting, management has the primary responsibility for the preparation, presentation and integrity of the company’s financial statements and the reporting process, including internal control systems and procedures designed to reasonably assure compliance with accounting standards, applicable laws and regulations. The company’s independent registered public accounting firm is responsible for expressing an opinion as to the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States of America and the effectiveness of the company’s internal controls over financial reporting.
     The Audit Committee has discussed and reviewed with its independent registered public accounting firm, KPMG LLP for the periods covered by this report, all matters required to be discussed pursuant to Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).
     The Audit Committee has received from KPMG LLP a formal written statement describing all relationships between the independent registered public accounting firm and the company that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the auditors any relationships that may impact their objectivity and independence, and satisfied itself as to the auditors’ independence.
     The Audit Committee has met with KPMG LLP, with and without management present as deemed appropriate, to discuss the overall scope of KPMG LLP’s quarterly reviews and annual audit of the company’s financial statements, the results of its examinations, its evaluations of the company’s internal controls and the overall quality of its financial reporting. The Audit Committee has met and discussed with management and KPMG LLP the quarterly financial information and statements and the annual audited financial statements prior to the release of that information and the filing of the company’s quarterly and annual reports with the Securities and Exchange Commission.
     Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10-K for the year ended December 31, 2009.
Submitted by,
Edward J. Hayes, Jr., Chair
Brian Rogers
Peter D. Ley
Proposal 3: Other Business Matters
     We do not know of any other matters to be presented at the annual meeting other than those discussed in this proxy statement. However, if other matters are properly brought before the annual meeting, your proxies will be able to vote those matters at their discretion.
Annual Report on Form 10-K
     We are providing a copy of our Annual Report on Form 10-K for the year ended December 31, 2009 together with this proxy statement to stockholders of record as of April 16, 2010. Any stockholder who desires additional copies may obtain one (excluding exhibits not incorporated by reference in this proxy statement), without charge, by addressing a request to the Corporate Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503. We will charge an amount equal to the reproduction cost and postage if exhibits other than those incorporated by reference into this proxy statement are requested.

Performance Graph
     The following line graph compares the cumulative TSR on our common stock from December 31, 2004 through December 31, 2009 with the cumulative total return of the Standard and Poor’s Corporation Composite 500 Index, or the S&P 500, and the cumulative total return of a custom peer group index. The graph assumes an initial investment of $100 in our common stock and in each of the S&P 500, 2008 peer group and Nasdaq Telecommunications indices on January 1, 2004, and assumes that dividends, if any, were reinvested.

		2004	2005	2006	2007	2008	2009

Alaska Communications Systems Group Inc.	Cum$	100.00	127.09	202.98	212.47	143.51	136.65
S&P 500 Index — Total Returns	Cum$	100.00	104.89	121.46	128.13	80.73	102.08
NASDAQ Telecommunications Index (1)	Cum$	100.00	95.02	124.96	111.12	63.85	95.75
Peer Group Only (1)	Cum$	100.00	94.09	121.42	112.16	84.37	91.07

(1)	In 2008, we utilized a peer group for this performance graph consisting of: Cincinnati Bell, Frontier Communications, General Communications, Inc., Iowa Telecommunications Services, Inc., Otelco, Inc., Shenandoah Telephone Company, and Surewest Communications. Due to the changing nature of our business, we have determined that the Nasdaq Telecommunications Index provides a better comparison to our company than the peer group that we have used in prior years. As required when selecting a different index, the performance graph above includes comparisons to both the Nasdaq Telecommunications Index and our former peer group.
Stockholder Proposals and Communications with the Board of Directors
     The annual meeting of stockholders for 2011 is tentatively scheduled to be held on or about June 10, 2011. If you wish to submit a proposal for possible inclusion in our 2011 proxy statement pursuant to the SEC’s rules, send the proposal to: Secretary, Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503, by registered, certified, or express mail. Stockholder proposals for inclusion in our proxy statement for the 2011 Annual Stockholders’ Meeting must be received by the Company on or before December 29, 2010.
     Stockholders who wish to bring business before the 2011 Annual Stockholders’ Meeting other than through inclusion in our proxy statement pursuant to the SEC’s rules must notify the Corporate Secretary of the Company in writing and provide the information required by the provision of our Bylaws dealing with stockholder proposals. The notice must be delivered to or mailed by registered, certified or express mail and received at the principal offices of Alaska Communications Systems not less than 90 days or more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, notice by the stockholder to be timely must be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which the Public Announcement of the date of such meeting is first made. The requirements for such notice are set forth in our Bylaws, a copy of which can be found on our website at www.alsk.com. In addition the Bylaws were filed as an exhibit to our Current Report on Form 8-K dated September 12, 2008.
     Stockholders may communicate with the company’s directors at any time via U. S. mail addressed to one or more directors, the board, or any committee of the board c/o the Corporate Secretary at the above address. The Corporate Secretary may review and summarize communications received for the purpose of expediting director review as well as forwarding the underlying correspondence.
Directions to the Annual Meeting
     The 2010 Annual Meeting of Stockholders of Alaska Communications Systems Group, Inc. will be held on Friday, June 11, 2010, beginning at 9:00 a.m. local time, at the company’s 4th floor conference room at 600 Telephone Avenue, Anchorage, Alaska. Doors to the meeting will open at 8:45 a.m.
Alaska Communications Systems Group, Inc.
600 Telephone Avenue
Anchorage, Alaska 99503
Phone: (907) 297-3000
Fax: (907) 297-3100
     Directions from Ted Stevens International Airport to our offices at 600 Telephone Avenue:
1.	From the Airport (A), take International Airport Road East.

2.	Go approximately 1.9 miles and turn right onto the Minnesota Boulevard North ramp.

3.	Continue North on Minnesota approximately 0.5 miles and turn right at the first stoplight onto Tudor Road.

4.	Continue on Tudor Road for approximately 1.2 miles and turn left onto Denali Street.

5.	Continue on Denali Street approximately 0.4 miles and turn right onto Telephone Avenue.

6.	Alaska Communications Systems Group, Inc.’s building is on the right side at 600 Telephone Avenue (B); parking is located across the street.

ACS
Alaska Communications Systems

ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS

Board of Directors Recommends a Vote **FOR** proposals 1 and 2.

01) Liane Pelletier
02) Brian Rogers
03) John M. Egan
04) Gary R. Donahee
05) Edward J. Hayes, Jr.
06) Annette Jacobs
07) Peter D. Ley

Vote For All Nominees	Withhold Vote From All Nominees	*Vote For All Except
☐	☐	☐

*INSTRUCTIONS: To withhold authority to vote for any nominee, mark the "Exception" box and write the number(s) in the space provided to the right.

	For	Against	Abstain	Directors Recommend
2: To ratify the appointment of KPMG LLP as the company's independent auditors for the year ending December 31, 2010.	☐	☐	☐	For

Please Sign Here

Please Date Above

Please Sign Here (Joint Owners)

Please Date Above

ACS
Alaska Communications Systems

VOTED BY:

INTERNET
Go To
www.proxypush.com/alsk
- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE
866-390-5401
- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL
- Mark, sign and date your Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

PROXY TABULATOR FOR

EVENT #

CLIENT #

OFFICE #

ANNUAL MEETING OF ALASKA COMMUNICATIONS SYSTEMS Date: June 11, 2010 Time: 9:00 A.M. (Alaskaime) Daylight T Place: 600 Telephone Avenue, 4th Floor; See Voting Instruction on Reverse Please make your marks like this: Use dark black pencil or pen only Board of Directors FORproposals Recommends 1 1: To elect seven directors for one-The nominees are: 01) Liane Pelletier05) Edward. J. 02) Brian Rogers06) Annette 03) John M. Egan07) Peter D. 04)yGarR. Donahee Vote For Withhold Vote*Vote For All Nominees From All NomineesAll Except *INSTRUCTIONS: nominee, To mark withhold the the number(s) in the To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures — This section must be completed for your Instructions to be executed. Please Sign Here Please Date Above Please Sign Here Please Date Above (Joint Owners) Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy. Please separate carefully . at the perforation Annual Meeting of Alaska Communications Systems to be held on Friday, June 11, 2010 for Holders as of April 16, 2010 VOTED BY: 2 Go www ..proxypush To .com/alsk terms expiring at Cast your View Meeting Annual Use Meeting any touch Have your Voting Instruction Form ready. Follow the simple OR Mark, sign and date Detach your Voting Return your Voting postage-paid envelope All proxies must be received by 5:00 P.M., Eastern Daylight Time, June 10, 2010. PROXY TABULATOR FOR ALASKA COMMUNICATIONS SYSTEMS P.O. Box 8016 Cary, NC 27512-9903 EVENT # CLIENT # OFFICE #

Revocable Proxy — Alaska Communications Systems Annual Meeting of Stockholders on June 11, 2010 beginning at 9:00 a.m. (Alaska Daylight Time) This Proxy is Solicited on Behalf of the Board of Directors. The undersigned hereby appoints Leonard Steinberg, Vice President, General Counsel and Secretary, David Wilson, Executive Vice President and CFO, and Laurie Butcher, Vice President, Finance and Controller, and each of them, proxies with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Alaska Communications Systems (the “Company”) on June 11, 2010, and any adjournments thereof, with all powers that the undersigned would possess if personally present, with respect to the following: The shares represented by this proxy will be voted as specified on the reverse side, but if no specification is made, this proxy will be voted as recommended by the company’s board of directors. The proxies are authorized to vote in their discretion as to other matters that may come before this meeting. A majority of the proxies or substitutes at the meeting may exercise all the powers granted hereby. Please separate carefully at the perforation and return just this portion in the envelope provided.